                   -----------------------------------------



                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                                PHAR-MOR, INC.

                              SHOPKO STORES, INC.

                                      AND

                               CABOT NOBLE, INC.



                         DATED AS OF SEPTEMBER 7, 1996



                   -----------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                                         Page
                                                                                         ----

ARTICLE I  THE REORGANIZATION............................................................ 2
           1.1  EFFECTIVE DATE........................................................... 2
           1.2  PHAR-MOR PLAN............................................................ 2
           1.3  SHOPKO PLAN.............................................................. 3
           1.4  EXCHANGE PROVISIONS...................................................... 4
           1.5  REGISTRATION OF SECURITIES............................................... 6
           1.6  EXCHANGE OF PHAR-MOR STOCK CERTIFICATES NOT REQUIRED..................... 7
           1.7  BOARD OF DIRECTORS OF PARENT; COMMITTEES................................. 7
           1.8  EXECUTIVE OFFICERS OF PARENT............................................. 7
           1.9  REGISTRATION OF PARENT COMMON SHARES..................................... 7

ARTICLE II REPRESENTATIONS AND WARRANTIES................................................ 8
           2.1   REPRESENTATIONS AND WARRANTIES OF SHOPKO................................ 8
                 (a)   Organization; Standing and Power.................................. 8
                 (b)   Subsidiaries...................................................... 8
                 (c)   Capitalization.................................................... 9
                 (d)   Authority; Recommendation......................................... 9
                 (e)   Noncontravention..................................................10
                 (f)   Government Approval...............................................10
                 (g)   Financial Statements..............................................11
                 (h)   Undisclosed Liabilities...........................................11
                 (i)   Absence of Certain Changes or Events..............................11
                 (j)   Compliance with Law...............................................11
                 (k)   Brokers...........................................................12
                 (l)   Litigation........................................................12
                 (m)   Taxes and Tax Returns.............................................12
                 (n)   Real Estate.......................................................12
                 (o)   Licenses, Permits and Authorizations..............................13
                 (p)   ERISA and Employee Matters........................................13
                 (q)   Environmental Matters.............................................14
                 (r)   Employees; Labor Relations........................................16
                 (s)   Intellectual Property.............................................16
                 (t)   Opinion of ShopKo Financial Adviser...............................17
                 (u)   Registration Rights...............................................17
                 (v)   Commission Documents..............................................17
                 (w)   Registration Statement............................................17
           2.2   REPRESENTATIONS AND WARRANTIES OF PHAR-MOR..............................18
                 (a)   Organization; Standing and Power..................................18
                 (b)   Subsidiaries......................................................18



                 (c)   Capitalization....................................................18
                 (d)   Authority; Recommendation.........................................19
                 (e)   Noncontravention..................................................19
                 (f)   Government Approval...............................................20
                 (g)   Financial Statements..............................................20
                 (h)   Undisclosed Liabilities...........................................21
                 (i)   Absence of Certain Changes or Events..............................21
                 (j)   Compliance with Law...............................................21
                 (k)   Brokers...........................................................21
                 (l)   Litigation........................................................21
                 (m)   Taxes and Tax Returns.............................................21
                 (n)   Real Estate.......................................................22
                 (o)   Licenses, Permits and Authorizations..............................22
                 (p)   ERISA and Employee Matters........................................23
                 (q)   Environmental Matters.............................................24
                 (r)   Employees; Labor Relations........................................25
                 (s)   Intellectual Property.............................................25
                 (t)   Opinion of Phar-Mor Financial Adviser.............................26
                 (u)   Registration Rights...............................................26
                 (v)   Commission Documents..............................................26
                 (w)   Registration Statement............................................26
           2.3   REPRESENTATIONS AND WARRANTIES OF PARENT................................26
                 (a)   Organization; Standing and Power..................................26
                 (b)   Capitalization....................................................27
                 (c)   Authority.........................................................27
                 (d)   Noncontravention..................................................27
                 (e)   Government Approval...............................................27
                 (f)   Solvency..........................................................27
                 (g)   Assets; Liabilities...............................................28
           2.4   KNOWLEDGE...............................................................28

ARTICLE III      COVENANTS PENDING THE REORGANIZATION....................................28
           3.1   CONDUCT OF BUSINESS BY SHOPKO PENDING THE REORGANIZATION................28
           3.2   CONDUCT OF BUSINESS BY PHAR-MOR PENDING THE REORGANIZATION..............30
           3.3   CONDUCT OF BUSINESS BY PARENT PENDING THE REORGANIZATION................31
           3.4   CONSENTS................................................................31

ARTICLE IV       ADDITIONAL AGREEMENTS...................................................31
           4.1   PROXY STATEMENT; OTHER FILINGS..........................................31
           4.2   SHAREHOLDER APPROVALS...................................................32
           4.3   LEGAL REQUIREMENTS FOR REORGANIZATION...................................33
           4.4   LISTING APPLICATION.....................................................33
           4.5   EMPLOYMENT AGREEMENTS...................................................33


          4.6          INVESTIGATIONS...................................................34

          4.7          CONFIDENTIALITY..................................................34
          4.8          NO SOLICITATION OF EMPLOYEES.....................................34
          4.9          BEST EFFORTS; ADDITIONAL AGREEMENTS AND PROVISIONS...............35
          4.10         NO SOLICITATIONS.................................................35
          4.11         AFFILIATES.......................................................36
          4.12         PERIODIC REPORTS.................................................36
          4.13         DIRECTORS' AND OFFICERS' INDEMNIFICATION.........................36
          4.15         EXPENSES.........................................................37

ARTICLE V     CONDITIONS PRECEDENT......................................................37
          5.1          CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE
          REORGANIZATION................................................................37
                       (a)  Approval of Holders of Phar-Mor Common Shares...............37
                       (b)  Approval of Holders of ShopKo Common Shares.................37
                       (c)  Registration Statement......................................37
                       (d)  HSR Act.....................................................37
                       (e)  Injunction..................................................37
                       (f)  Exchange Listing............................................38
                       (g)  Credit Facilities...........................................38
                       (h)  Dissenters' Rights..........................................38
                       (i)  Parent Buy Back.............................................38
                       (j)  Solvency Opinion............................................38
          5.2  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PHAR-MOR AND PARENT..........38
                       (a)  Agreements..................................................39
                       (b)  Representations and Warranties..............................39
                       (c)  Officer's Certificate.......................................39
                       (d)  Lack of Adverse Change......................................39
                       (e)  Consents from Third Parties.................................39
                       (f)  Tax Effect of the Reorganization............................39
                       (g)  Letters from Accountants....................................39
                       (h)  ShopKo Exchange.............................................40
                       (i)  Resignation of ShopKo Board.................................40
                       (j)  Termination of Rights Agreement.............................40
          5.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SHOPKO.......................40
                       (a)  Agreements..................................................40
                       (b)  Representations and Warranties..............................40
                       (c)  Officer's Certificate.......................................41
                       (d)  Lack of Adverse Change......................................41
                       (e)  Consents from Third Parties.................................41
                       (f)  Tax Effect of the Reorganization............................41
                       (g)  Letters from Accountants....................................41
                       (h)  Phar-Mor Exchange...........................................42


                                     -iii-

ARTICLE VI   TERMINATION, AMENDMENT AND WAIVER..........................................42
          6.1          TERMINATION......................................................42
          6.2          EFFECT OF TERMINATION............................................44
          6.3          AMENDMENT........................................................46
          6.4          WAIVER...........................................................46

ARTICLE VII  GENERAL PROVISIONS.........................................................46
          7.1          NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES....................46
          7.2          NOTICES..........................................................46
          7.3          ENTIRE AGREEMENT.................................................47
          7.4          GOVERNING LAW....................................................47
          7.5          VALIDITY.........................................................47
          7.6          ASSIGNMENT.......................................................47
          7.7          NO THIRD PARTY BENEFICIARIES.....................................48
          7.8          SEVERABILITY.....................................................48
          7.9          INCORPORATION OF EXHIBITS AND SCHEDULES..........................48
          7.10         INTERPRETATION...................................................48
          7.11         COUNTERPARTS.....................................................48

                     LIST OF ANNEXES, EXHIBITS & SCHEDULES
                     -------------------------------------

Annex A                  Calculation of Exchange Ratio

Exhibit A                Voting Agreement
Exhibit B                Form of Revised Certificate of Incorporation of
                           Cabot Noble
Exhibit C                Certificate of Incorporation of Cabot Noble, Inc.
Exhibit D                By-Laws of Cabot Noble, Inc.
Exhibit E                Form Employment Agreement of Kramer
Exhibit F                Form Employment Agreement of Podany
Exhibit G                Form Employment Agreement of Jones
Exhibit H                Stock Purchase Agreement

Schedule 1.2             Phar-Mor Options and Warrants
Schedule 1.3             ShopKo Options and Warrants
Schedule 1.8             Executive Officers of Cabot Noble
Schedule 2.1(b)          ShopKo Subsidiaries
Schedule 2.1(c)          ShopKo Capitalization
Schedule 2.1(e)          ShopKo Exceptions to Noncontravention
Schedule 2.1(h)          ShopKo Liabilities
Schedule 2.1(i)          ShopKo Changes and Events
Schedule 2.1(l)          ShopKo Litigation
Schedule 2.1(m)          ShopKo Taxes and Tax Returns
Schedule 2.1(n)          ShopKo Real Estate Matters
Schedule 2.1(p)          ShopKo ERISA Matters
Schedule 2.1(q)          ShopKo Environmental Matters
Schedule 2.1(r)          ShopKo Employee Matters
Schedule 2.1(s)          ShopKo Intellectual Property
Schedule 2.1(u)          ShopKo Registration Rights
Schedule 2.2(b)          Phar-Mor Subsidiaries
Schedule 2.2(c)          Phar-Mor Capitalization
Schedule 2.2(e)          Phar-Mor Exceptions to Noncontravention
Schedule 2.2(g)          Phar-Mor Press Release dated August 22, 1996
Schedule 2.2(h)          Phar-Mor Liabilities
Schedule 2.2(i)          Phar-Mor Changes and Events
Schedule 2.2(l)          Phar-Mor Litigation
Schedule 2.2(m)          Phar-Mor Taxes and Tax Returns
Schedule 2.2(n)          Phar-Mor Real Estate Matters
Schedule 2.2(p)          Phar-Mor ERISA Matters
Schedule 2.2(q)          Phar-Mor Environmental Matters
Schedule 2.2(r)          Phar-Mor Employee Matters
Schedule 2.2(s)          Phar-Mor Intellectual Property
Schedule 2.2(u)          Phar-Mor Registration Rights
Schedule 2.3(b)          Cabot Noble Capitalization
Schedule 3.1             ShopKo Actions Pending Closing
Schedule 3.2             Phar-Mor Actions Pending Closing
Schedule 5.2             Consents From Third Parties
Schedule 5.3             Consents From Third Parties

                                 DEFINED TERMS
                                 -------------

The following terms are defined at the page number below indicated:

                                                      Page
                                                      ----
Affiliates..............................................36
Agreement................................................1
Average Closing Price....................................4
Business Combination....................................43
Certificates.............................................5
Claims..................................................15
Closing..................................................2
Code.....................................................2
Commission...............................................6
Common Shares Trust....................................5,6
Delaware Law............................................10
Effective Date...........................................2
Environmental Claims....................................15
Environmental Law.......................................15
ERISA...................................................13
Excess Shares............................................5
Exchange Agent...........................................4
Exchange Ratio...........................................3
Exchanged Shares.........................................5
Hamilton Morgan..........................................1
Hazardous Material......................................16
HSR Act.................................................10
Independent Directors....................................7
Liabilities.............................................11
Lien....................................................10
Minnesota Law............................................1
NYSE....................................................33
Other Filings...........................................32
Parent...................................................1
Parent Board.............................................1
Parent Buy Back.........................................38
Parent Buy Back Financing...............................38
Parent Common Shares.....................................1
Parent Material Adverse Effect..........................27
Parent Option............................................3
Parent Warrant...........................................3
Pennsylvania Law.........................................1
Person...................................................9
Phar-Mor.................................................1
Phar-Mor Benefit Plans..................................23
Phar-Mor Board...........................................1


Phar-Mor Common Shares............................................... 1
Phar-Mor Exchange.................................................... 1
Phar-Mor Fairness Opinion............................................ 2
Phar-Mor Financial Adviser........................................... 2
Phar-Mor Group.......................................................23
Phar-Mor Intellectual Property.......................................25
Phar-Mor Material Adverse Effect.....................................18
Phar-Mor Option...................................................... 3
Phar-Mor Pension Plans...............................................23
Phar-Mor Plan........................................................ 1
Phar-Mor SEC Reports.................................................21
Phar-Mor Shareholders' Approval......................................32
Phar-Mor Special Meeting.............................................32
Phar-Mor Subsidiary..................................................18
Phar-Mor Triggering Event............................................45
Phar-Mor Warrant..................................................... 3
Pricing Period....................................................... 4
Principal Trading Market............................................. 5
Proxy Statement......................................................31
Registration Statement............................................... 7
Release..............................................................16
Reorganization....................................................... 1
Respective Representatives...........................................34
Section 13(d)(3).....................................................45
Securities Act....................................................... 6
ShopKo............................................................... 1
ShopKo Benefit Plans.................................................13
ShopKo Board......................................................... 1
ShopKo Common Shares................................................. 1
ShopKo Dissenting Shares............................................. 4
ShopKo Exchange...................................................... 1
ShopKo Fairness Opinion.............................................. 2
ShopKo Financial Adviser............................................. 2
ShopKo Group.........................................................13
ShopKo Intellectual Property.........................................17
ShopKo Material Adverse Effect....................................... 8
ShopKo Option........................................................ 4
ShopKo Pension Plans.................................................13
ShopKo Plan.......................................................... 1
ShopKo SEC Reports...................................................11
ShopKo Shareholders' Approval........................................32
ShopKo Special Meeting...............................................32
ShopKo Subsidiary.................................................... 8
ShopKo Triggering Event..............................................45
Stock Purchase Agreement.............................................38


Subsidiary...............................................8
Supermarket..............................................1
Supervalu................................................1
Takeover Proposal.......................................35
Voting Agreement.........................................1

                     AGREEMENT AND PLAN OF REORGANIZATION

          AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of September 7, 1996, by and among Phar-Mor, Inc., a Pennsylvania corporation ("Phar-Mor"), ShopKo Stores, Inc., a Minnesota corporation ("ShopKo"), and Cabot Noble, Inc., a Delaware corporation ("Parent").

          WHEREAS, the parties hereto desire to consummate a business combination pursuant to which Phar-Mor and ShopKo will form a new holding company to be engaged primarily in the business of providing general merchandise and health service through retail stores;

          WHEREAS, in accordance with Section 1931 of the Pennsylvania Business Corporation Law ("Pennsylvania Law") the Board of Directors of Phar-Mor (the "Phar-Mor Board") has adopted a resolution proposing, approving and adopting a plan of exchange (the "Phar-Mor Plan") pursuant to which outstanding shares of Phar-Mor Common Stock, par value $.01 per share ("Phar-Mor Common Shares"), will be exchanged for and converted solely into shares of Parent Common Stock, par value $.01 per share ("Parent Common Shares"), with the result that Parent becomes the owner of all outstanding Phar-Mor Common Shares (the "Phar-Mor Exchange");

          WHEREAS, in accordance with Section 302A.613 of the Minnesota Business Corporation Act ("Minnesota Law") the Board of Directors of ShopKo (the "ShopKo Board") has approved a resolution containing a plan of exchange (the "ShopKo Plan") in which outstanding shares of ShopKo Common Stock, par value $.01 per share ("ShopKo Common Shares"), will be exchanged solely for Parent Common Shares (and cash in lieu of fractional ShopKo Common Shares), with the result that Parent becomes the owner of all outstanding ShopKo Common Shares (the "ShopKo Exchange" and, together with the Phar-Mor Exchange, the "Reorganization");

          WHEREAS, Phar-Mor owns all of the issued and outstanding shares of Parent, and the Board of Directors of Parent (the "Parent Board") and Phar-Mor, as the sole stockholder of Parent, have adopted resolutions adopting and approving the Phar-Mor Plan and the ShopKo Plan, and authorizing the issuance of Parent Common Shares upon conversion and exchange of Phar-Mor Common Shares and ShopKo Common Shares pursuant to such Plans;

          WHEREAS, the consummation of the Phar-Mor Exchange and the consummation of the ShopKo Exchange shall be effective simultaneously, or neither shall be consummated;

          WHEREAS, as a condition precedent to the execution of this Agreement, Parent, SUPERVALU INC., a Delaware corporation ("Supervalu"), Supermarket Operators of America, Inc., a Delaware corporation and wholly owned subsidiary of Supervalu ("Supermarket"), and certain members of Hamilton Morgan, L.L.C., a Delaware limited liability company ("Hamilton Morgan"), have entered into that certain Voting Agreement dated as of the date of this Agreement, a copy of which is attached hereto as Exhibit A (the "Voting Agreement").

          WHEREAS, the ShopKo Board has engaged Salomon Brothers Inc (the "ShopKo Financial Adviser") to provide an opinion as to the fairness of the ShopKo Exchange to ShopKo's public shareholders from a financial point of view (the "ShopKo Fairness Opinion");

          WHEREAS, the ShopKo Board has approved this Agreement and the ShopKo Exchange and has resolved to recommend that the holders of ShopKo Common Shares adopt the ShopKo Plan;

          WHEREAS, the Phar-Mor Board has engaged Jefferies & Company, Inc. (the "Phar-Mor Financial Adviser") to provide an opinion as to the fairness of the Phar-Mor Exchange to Phar-Mor's shareholders from a financial point of view (the "Phar-Mor Fairness Opinion");

          WHEREAS, the Phar-Mor Board has approved this Agreement and the Phar-Mor Exchange and has resolved to recommend that the holders of Phar-Mor Common Shares adopt the Phar-Mor Plan; and

          WHEREAS, for federal income tax purposes, it is intended that the exchange of Phar-Mor Common Shares and ShopKo Common Shares for Parent Common Shares pursuant to the Phar-Mor Plan and the ShopKo Plan will qualify as transfers to a controlled corporation described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                              THE REORGANIZATION

          1.1 EFFECTIVE DATE. The articles of exchange for the ShopKo Exchange to be filed with the Minnesota secretary of state pursuant to Subdivision 2 of
Section 302A.615 of the Minnesota Law, and the articles of exchange for the Phar-Mor Exchange to be filed in the Pennsylvania department of state pursuant to Section 1931(e) of the Pennsylvania Law, shall each specify the same date as the date after such filings on which each such Exchange shall become effective (the "Effective Date"). Prior to the filing of such articles of exchange, a closing (the "Closing") will be held at the offices of Swidler & Berlin, Chartered, located at 3000 K Street, N.W., Washington, D.C. (or such other place as the parties may agree) as soon as practicable following the approval and adoption of the Phar-Mor Plan and the ShopKo Plan by the shareholders of Phar-Mor and ShopKo, respectively, as provided herein, and the satisfaction or waiver of the other conditions set forth in Section 5.

          1.2 PHAR-MOR PLAN. The terms and conditions of the Phar-Mor Exchange, and the manner and basis of converting Phar-Mor Common Shares into Parent Common Shares, are as follows:

          (a) Upon satisfaction of the conditions and performance of the obligations of the parties set forth in this Agreement to be satisfied and performed on or prior to the Effective Date, at 5:00 p.m. New York City time on the Effective Date (i) each Phar-Mor Common Share owned by Phar-Mor, ShopKo and any of their subsidiaries shall be cancelled and cease to exist; and (ii) each Phar-Mor Common Share (other than Phar-Mor Common Shares cancelled pursuant to
Section 1.2(a)(i)) shall be exchanged for one fully paid and nonassessable Parent Common Share.

          (b) Each holder of a certificate representing Phar-Mor Common Shares exchanged for Parent Common Shares pursuant to Section 1.2(a)(ii) hereof shall thereafter be entitled only to the Parent Common Shares for which such Phar-Mor Common Shares have been exchanged.

          (c) After the exchange of Phar-Mor Common Shares for Parent Common Shares pursuant to Section 1.2(a)(ii), Parent shall be the holder of all issued and outstanding Phar-Mor Common Shares.

          (d)  Each option to purchase Phar-Mor Common Shares listed in Schedule
1.2 (a "Phar-Mor Option") and each warrant to purchase Phar-Mor Common Shares listed in Schedule 1.2 (a "Phar-Mor Warrant"), in each case outstanding on the Effective Date, shall become (by conversion, exchange, assumption, substitution, and/or otherwise as determined by mutual agreement of ShopKo and Phar-Mor) an option (a "Parent Option") or warrant (a "Parent Warrant"), as the case may be, to purchase the same number of Parent Common Shares. Each such Parent Option and Parent Warrant shall be exercisable at the same aggregate exercise price after the Reorganization as the corresponding Phar-Mor Option or Phar-Mor Warrant was before the Reorganization and shall have the same exercise period and other terms and conditions as the corresponding Phar-Mor Option or Phar-Mor Warrant. Notwithstanding the foregoing, no Parent Option or Parent Warrant to purchase fractional Parent Common Shares shall be issued in connection with the Reorganization, unless otherwise provided in writing.

          1.3  SHOPKO PLAN.

          (a) The names of the corporations participating in the ShopKo Exchange are ShopKo, Inc., a Minnesota corporation, and Cabot Noble, Inc., a Delaware corporation.

          (b) The name of the acquiring corporation is Cabot Noble, Inc., a Delaware corporation.

          (c) The terms and conditions of the ShopKo Exchange and the manner and terms of exchanging ShopKo Common Shares for Parent Common Shares are as follows: upon satisfaction of the conditions and performance of the obligations of the parties set forth in this Agreement to be satisfied and performed on or prior to the Effective Date, at 5:00 p.m. New York City time on the Effective
Date:

               (i) each ShopKo Common Share owned by ShopKo, Phar-Mor and any of their subsidiaries shall be cancelled and cease to exist; and

               (ii) each ShopKo Common Share (other than ShopKo Common Shares cancelled pursuant to Section 1.3(c)(i) and ShopKo Dissenting Shares (as defined in Section 1.3(e)) shall be deemed to be exchanged for 2.4 (the "Exchange Ratio") fully paid and nonassessable Parent Common Shares, and the Exchange Ratio shall be adjusted as follows (and as described in the examples set forth on Annex A hereto): (A) if the average per share closing price of Phar-Mor Common Shares on the Nasdaq Stock Market for all of the trading days in the thirty calendar day period ending with the sixth trading day prior to the date of the

          ShopKo Special Meeting as originally scheduled in the Proxy Statement (the "Pricing Period") as reported for Nasdaq National Market Issues in The Wall Street Journal (the "Average Closing Price"), multiplied by 2.4 exceeds $18.00, the Exchange Ratio shall be reduced to the quotient (taken to the third decimal place) obtained by dividing $18.00 by the Average Closing Price; and (B) if the Average Closing Price multiplied by 2.4 is less than $17.25, the Exchange Ratio shall be increased to the quotient (taken to the third decimal place) obtained by dividing $17.25 by the Average Closing Price.

          (d) Each holder of ShopKo Common Shares exchanged for Parent Common Shares pursuant to Section 1.3(c)(ii) shall be entitled only to the Parent Common Shares for which such ShopKo Common Shares have been exchanged and cash in lieu of fractional shares in an amount (without commissions, interest or other fees of any nature) equal to the Average Closing Price multiplied by such fraction, multiplied by the Exchange Ratio.

          (e) Each holder of ShopKo Common Shares who asserts dissenter's rights in full compliance with the requirements of Sections 302A.471 and 302A.473 of the Minnesota Law with respect to such shares ("ShopKo Dissenting Shares") shall have only the right to obtain payment in cash for such ShopKo Dissenting Shares in accordance with Sections 302A.471 and 302A.473 of the Minnesota Law.

          (f) After the exchange of ShopKo Common Shares for Parent Common Shares pursuant to Section 1.3(c)(ii), Parent shall be the holder of all issued and outstanding ShopKo Common Shares.

          (g)  Each option to purchase ShopKo Common Shares listed in Schedule
1.3 (a "ShopKo Option") outstanding on the Effective Date shall become (by conversion, exchange, assumption, substitution, and/or otherwise as determined by mutual agreement of Phar-Mor and ShopKo) a Parent Option to purchase that number of Parent Common Shares determined by multiplying the number of ShopKo Common Shares issuable upon exercise of such ShopKo Option by the Exchange Ratio. Each such Parent Option shall be exercisable at the same aggregate exercise price after the Reorganization as the corresponding ShopKo Option was before the Reorganization and shall have the same exercise period and other terms and conditions as the corresponding ShopKo Option. Notwithstanding the foregoing, no Parent Options to purchase fractional Parent Common Shares shall be issued in connection with the Reorganization.

          1.4  EXCHANGE PROVISIONS.

          (a) As soon as practicable after the Effective Date, Parent shall deposit with a bank, trust company or other agent selected by ShopKo and Phar-Mor (the "Exchange Agent") certificates representing Parent Common Shares required to effect the exchange of ShopKo Common Shares for Parent Common Shares.

          (b) As soon as practicable after the Effective Date, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented issued and outstanding ShopKo Common Shares ("Certificates") that were exchanged

(the "Exchanged Shares") for Parent Common Shares pursuant to the ShopKo Exchange, (i) a letter of transmittal, and (ii) instructions for use in effecting the exchange of Certificates for certificates representing Parent Common Shares. Upon delivery of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Parent Common Shares and the amount of cash in lieu of fractional Share interests which such holder has the right to receive pursuant to this Section 1.4. Until delivered as contemplated by this Section 1.4, each Certificate shall be deemed at any time after the Effective Date to represent only the right to receive upon such delivery the certificate representing Parent Common Shares and cash in lieu of any fractional Parent Common Shares as contemplated by this Section 1.4.

          (c) No dividends or other distributions declared or made after the Effective Date with respect to Parent Common Shares with a record date after the Effective Date shall be paid to the holder of any undelivered Certificate with respect to the Parent Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this
Section 1.4, until the holder of record of such Certificate shall have delivered such Certificate as contemplated in this Section 1.4. Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery of any such Certificate there shall be paid to or upon order of the record holder of the certificates representing whole Parent Common Shares issued in exchange therefor, without interest, (i) at the time of such delivery, the amount of any cash payable in lieu of a fractional Parent Common Share to which such holder is entitled pursuant to this Section 1.4 and the amount of any dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such whole Parent Common Shares and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Date but prior to delivery and a payment date subsequent to delivery payable with respect to such whole Parent Common Shares, as the case may be.

          (d) No certificates or scrip representing fractional Parent Common Shares shall be issued upon the delivery for exchange of Certificates, and such fractional Share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (e) As promptly as practicable following the Effective Date, the Exchange Agent shall determine the excess of (x) the number of full shares of Parent Common Shares delivered to the Exchange Agent by Parent pursuant to this
Section 1.4 over (y) the aggregate number of full Parent Common Shares to be distributed to holders of ShopKo Common Shares pursuant to Section 1.3(c)(ii) (such excess being herein called the "Excess Shares"). As soon after the Effective Date as practicable, the Exchange Agent, as agent for the holders of ShopKo Common Shares shall sell the Excess Shares at then prevailing prices on the principal securities market on which the Parent Common Shares are then trading (the "Principal Trading Market"), all in the manner provided in this
Section 1.4.

          (f) The sale of the Excess Shares by the Exchange Agent shall be executed on the Principal Trading Market through one or more member firms of the Principal Trading Market and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of ShopKo Common Shares, the Exchange Agent shall hold such proceeds in trust for the holders of ShopKo Common Shares ("Common Shares Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the net proceeds comprising the Common Shares Trust to which each holder of ShopKo Common Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of ShopKo Common Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of ShopKo Common Shares are entitled.

          (g) As soon as practicable after the sale of Excess Shares pursuant to Section 1.4(f) and the determination of the amount of cash, if any, to be paid to holders of ShopKo Common Shares in lieu of any fractional Share interests, the Exchange Agent shall distribute such amounts to holders of ShopKo Common Shares who have theretofore delivered Certificates for ShopKo Common Shares for exchange pursuant to this Section 1.4.

          (h) From and after the Effective Date, the stock transfer books with respect to ShopKo Common Shares issued and outstanding prior to the Effective Date shall be closed and no transfer of any such Shares shall thereafter be made. If, after the Effective Date, Certificates are presented to Parent, they shall be cancelled and exchanged for certificates representing the appropriate number of whole Parent Common Shares and cash in lieu of fractional Parent Common Shares as provided in this Section 1.4.

          (i) Any certificates representing Parent Common Shares deposited with the Exchange Agent pursuant to this Section 1.4 and not exchanged within one year after the Effective Date pursuant to this Section 1.4 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of undelivered Certificates and unclaimed at the end of one year from the Effective Date shall be remitted to Parent, after which time any holder of undelivered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law. The Parent shall not be liable to any Person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          1.5 REGISTRATION OF SECURITIES. Within 10 days after the Effective Date, Parent shall prepare and file with the Securities and Exchange Commission (the "Commission") such registration statement(s) under the Securities Act of 1933, as amended (the "Securities Act"), as shall be required to register the Parent Common Shares reserved for issuance pursuant to Parent Options. Subsequent to such filing, Parent shall use its best efforts to cause such registration statement(s) to become effective and, to the extent required by law, keep such registration statement(s) current and effective under the Securities Act so long as any Parent Option remains outstanding.

          1.6 EXCHANGE OF PHAR-MOR STOCK CERTIFICATES NOT REQUIRED. Holders of Phar-Mor Common Shares will automatically become holders of Parent Common Shares and their certificates which represent Phar-Mor Common Shares will automatically represent the Parent Common Shares for which such shares were exchanged in the Phar-Mor Exchange and (a) from and after the Effective Date, the stock transfer books of Phar-Mor with respect to shares of Phar-Mor Common Shares outstanding prior to the Effective Date shall be closed and no transfer of any such shares will thereafter be made, and (b) after the Phar-Mor Exchange, as presently outstanding certificates of Phar-Mor Common Shares are presented for transfer, new stock certificates bearing the name of the Parent and the appropriate number of Parent Common Shares will be issued.

          1.7 BOARD OF DIRECTORS OF PARENT; COMMITTEES. The parties hereby agree that (i) the seven members of the Phar-Mor Board and (ii) three additional individuals who qualify as "Independent Directors" (as defined in the Form of Restated Certificate of Incorporation of Parent, a copy of which is attached hereto as Exhibit B) selected by the ShopKo Board (in consultation with Heidrick & Struggles, New York, or such other nationally recognized executive search firm as may be approved by Phar-Mor and ShopKo), and approved by the members of the Phar-Mor Board who are not also officers or employees of Phar-Mor or affiliates of Hamilton Morgan, shall serve as members of the Parent Board from and after the Effective Date, until their respective successors are duly elected or appointed and qualified in the manner provided in the By-Laws of Parent, or as otherwise provided by law; provided that the ShopKo Board shall use reasonable efforts to designate such three nominees for Independent Director before the Effective Date; and provided further, that to the extent such three designees of ShopKo are not designated on or before the Effective Date, the right of ShopKo to appoint such designees as contemplated by this Section 1.7 shall be enforceable by those Persons who are members of the ShopKo Board as of the date of this Agreement. Any individual selected by the Phar-Mor Board to fill any vacancy on the Phar-Mor Board shall be selected in consultation with Heidrick & Struggles, New York, or such other nationally recognized executive search firm as may be approved by Phar-Mor and ShopKo, and shall be an individual that (i) is neither an officer or employee of Phar-Mor nor an affiliate of Hamilton Morgan, and (ii) is approved by the members of the ShopKo Board who are not also officers or employees of ShopKo or Supervalu, directors of Supervalu or otherwise affiliated with Supervalu. The Parent Board shall be classified into three classes of approximately equal size, with two Independent Directors serving in each class. The Parent Board shall establish a Compensation Committee and Audit Committee which shall consist of two or more Independent Directors selected by the Parent Board. The entire Parent Board shall serve as its Nominating Committee.

          1.8 EXECUTIVE OFFICERS OF PARENT. The individuals who shall serve as the executive officers of Parent from and after the Effective Date shall be as set forth in Schedule 1.8.

          1.9 REGISTRATION OF PARENT COMMON SHARES. The Parent Common Shares to be issued in the Reorganization will be registered under the Securities Act pursuant to a registration statement on Form S-4 (the "Registration Statement") to be filed with the Commission.

                                  ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

          2.1 REPRESENTATIONS AND WARRANTIES OF SHOPKO. ShopKo represents and warrants to Phar-Mor as follows (it being understood that all representations and warranties of ShopKo which concern the businesses and operations acquired by ShopKo pursuant to that certain Asset Purchase Agreement dated July 16, 1996, by and among ShopKo, FoxMeyer Health Corporation and others, are made solely to the knowledge of ShopKo):

          (a) Organization; Standing and Power. ShopKo is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. ShopKo has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ShopKo is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on the business, property, assets, liabilities or condition (financial or otherwise) of ShopKo and its Subsidiaries taken as a whole (sometimes referred to in this Section 2.1 as a "ShopKo Material Adverse Effect"). Copies of the Articles of Incorporation and By-Laws of ShopKo heretofore delivered to Phar-Mor are accurate and complete as of the date hereof.

          (b) Subsidiaries. Schedule 2.1(b) sets forth for each Subsidiary of ShopKo (a "ShopKo Subsidiary") (i) its name and jurisdiction of incorporation or organization, (ii) the number of shares of authorized capital stock of each class of its capital stock, if any, or other equity interests, (iii) the number of issued and outstanding shares of each class of its capital stock or other equity interests, the names of the holders thereof and the number of shares and other equity interests held by each such holder, (iv) the number of shares of capital stock or other equity interests held in its treasury, and (v) its directors and officers. Each ShopKo Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of the state in which it is incorporated or organized. Each ShopKo Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each ShopKo Subsidiary is duly qualified as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a ShopKo Material Adverse Effect. For the purposes of this Agreement, "Subsidiary" shall mean any corporation, partnership, association or other entity with respect to which a specified Person (or a subsidiary thereof) owns a majority of the common stock or other equity interests or has the power to vote or direct the voting of a sufficient number of securities or other equity interest to elect a majority of its directors or other governing body. Except as set forth in Schedule 2.1(b), ShopKo has no Subsidiaries and does not own or control, directly or indirectly, shares of capital stock of any other corporation or any interest in any partnership, joint venture, or other non-corporate business entity or enterprise. All of the issued and outstanding capital stock or other equity interests of each ShopKo Subsidiary have been offered, issued, and sold by each such Subsidiary in compliance with the registration requirements of applicable federal and state securities laws. Except as set forth on Schedule 2.1(b), since February 24, 1996, no shares of the capital stock of any ShopKo Subsidiary have been issued or retired or, in the case of treasury shares, reissued.

          (c) Capitalization. As of September 5, 1996, the authorized capital stock of ShopKo and the validly issued and outstanding, fully paid and nonassessable shares of the capital stock of ShopKo are as set forth on Schedule 2.1(c). No ShopKo Common Shares are held in its treasury. Except as set forth in Schedule 2.1(c): (A) no subscription, warrant, option, convertible or exchangeable security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of ShopKo or any ShopKo Subsidiary is authorized or outstanding, (B) neither ShopKo nor any ShopKo Subsidiary has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible or exchangeable security, or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of ShopKo or any ShopKo Subsidiary, (C) neither ShopKo nor any ShopKo Subsidiary has any obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (D) ShopKo owns all shares of capital stock or other equity interests of each ShopKo Subsidiary free and clear of any Lien, and (E) to ShopKo's knowledge, no shareholder of ShopKo has granted options or other rights to purchase any ShopKo Common Shares from such shareholder. Except as provided in this Agreement or Schedule 2.1(c), no person, partnership, corporation, or other entity or party ("Person") is entitled to (i) any preemptive or similar right with respect to the issuance by ShopKo or any ShopKo Subsidiary of any capital stock or other equity interests or (ii) any rights with respect to the registration of any capital stock or other equity interests of ShopKo or any ShopKo Subsidiary under the Securities Act. Except as contemplated by this Agreement or Schedule 2.1(c), there are no agreements, arrangements or understandings, written or oral, between ShopKo or any ShopKo Subsidiary and any holder of its or their capital stock or other equity interests, or, to the knowledge of ShopKo, among any holders of its or their capital stock or other equity interests, relating to the acquisition (including, without limitation, rights of first refusal or preemptive rights), disposition, or voting of the capital stock or other equity interests of ShopKo or any ShopKo Subsidiary. All of the issued and outstanding ShopKo Common Shares have been offered, issued, and sold by ShopKo in compliance with the registration requirements of applicable federal and state securities laws. Except upon exercise of ShopKo Options, since February 24, 1996 no shares of the capital stock of ShopKo have been issued or retired or, in the case of treasury shares, reissued.

          (d)  Authority; Recommendation.

          (i) ShopKo has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by ShopKo and the consummation by ShopKo of the ShopKo Plan have been duly authorized by the ShopKo Board, and, except for the approval of the holders of ShopKo Common Shares as set forth in Section 4.2, no other corporate proceedings on the part of ShopKo are necessary to authorize the execution, delivery and performance of this Agreement and the ShopKo Plan. This Agreement has been duly executed and delivered by ShopKo and constitutes a valid and binding obligation of ShopKo, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application that may affect the enforcement of the rights of creditors and other obligees generally and by general equitable principles.

                (ii) The ShopKo Board has determined the ShopKo Plan to be in the best interest of the holders of ShopKo Common Shares and recommended that the holders of such shares approve and adopt the ShopKo Plan.

          (e) Noncontravention. Neither the execution and delivery of this Agreement by, nor the consummation of the ShopKo Plan, nor compliance by ShopKo with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of ShopKo or any of its Subsidiaries (unless the context otherwise requires, hereinafter any reference in this Section 2.1 to "ShopKo" shall include each ShopKo Subsidiary, whether held directly or indirectly by ShopKo) under, any of the terms, conditions or provisions of (x) the Articles of Incorporation or By-Laws of ShopKo, or (y) except as set forth on Schedule 2.1(e), any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or instrument or obligation to which ShopKo is party or which ShopKo or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 2.1(f) below, to the knowledge of ShopKo, violate any judgment, ruling, order, writ, injunction, decree, statute, rule, regulation or other legal requirement applicable to ShopKo or any of its properties or assets, except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which would not, in the aggregate, have a ShopKo Material Adverse Effect or affect the ability of ShopKo to consummate the ShopKo Plan or the ability of Parent to consummate the Parent Buy Back. "Lien" means any mortgage, pledge, encumbrance, security interest, charge, or other lien, except
(i) statutory liens not yet delinquent, (ii) liens that do not materially detract from or materially interfere with the present use of the properties or assets subject thereto or affected thereby, or otherwise materially impair present business operations at such properties, (iii) liens for taxes not yet delinquent, and (iv) liens reflected in the party's financial statements disclosed pursuant to this Agreement to the other parties hereto.

          (f) Government Approval. Other than in connection with or in compliance with the provisions of the Delaware General Corporation Law ("Delaware Law"), the Pennsylvania Law and the Minnesota Law, the provisions of the Securities Act, the provisions of the Exchange Act, and the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public, governmental, quasi-governmental, or regulatory body, agency or authority is necessary for the execution and delivery of this Agreement by ShopKo or the consummation of the ShopKo Plan or compliance by ShopKo with any of the provisions hereof, except where failures to give such notices, make such filings, or obtain authorizations, consents or approvals would not, in the aggregate, have a ShopKo Material Adverse Effect or affect the ability of ShopKo to consummate the ShopKo Plan or the ability of Parent to consummate the Parent Buy Back.

          (g) Financial Statements. ShopKo has timely filed Quarterly Reports on Form 10-Q for the fiscal quarters ending prior to the date hereof in 1996 and an Annual Report on Form 10-K for the fiscal year ended February 24, 1996. The financial statements included in or incorporated by reference into the foregoing public reports (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), fairly present the respective financial position of ShopKo as of the dates thereof and its respective results of operations and cash flow for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements), are correct and complete in all material respects, and are consistent with the books and records of ShopKo.

          (h) Undisclosed Liabilities. Except as set forth on Schedule 2.1(h), ShopKo has no liabilities or obligations, direct or indirect, whether accrued, absolute, contingent or otherwise of a nature required to be disclosed under the Exchange Act or to be reflected in financial statements (including related notes and schedules) ("Liabilities"), except for (i) Liabilities set forth in ShopKo's reports on Forms 10-Q, 10-K, 8-K and proxy statements filed prior to the date hereof and since February 24, 1996 with the Commission (collectively, the "ShopKo SEC Reports") and (ii) Liabilities that would not, individually or in the aggregate, have a ShopKo Material Adverse Effect or affect the ability of ShopKo to consummate the ShopKo Plan or the ability of Parent to consummate the Parent Buy Back.

          (i) Absence of Certain Changes or Events. Except as contemplated by this Agreement or disclosed in the ShopKo SEC Reports or on Schedule 2.1(i), since February 24, 1996 there has not been (i) any ShopKo Material Adverse Effect, or any event which would result in a ShopKo Material Adverse Effect;
(ii) any material damage, destruction or loss, whether covered by insurance or not; (iii) any entry by ShopKo into any commitment or transaction material to it which is not in the ordinary course of business; (iv) any change by ShopKo in accounting principles or methods except insofar as may have been required by a change in generally accepted accounting principles; (v) any declaration, payment or setting aside for payment of any dividends, except for cash dividends paid at such times and in such amounts as are consistent with ShopKo's past practices;
(vi) any action taken by ShopKo of the type referred to in Section 3.1; or (vii) any agreement by ShopKo to (A) do any of the things described in the preceding clauses (i) through (vi) other than as expressly contemplated or provided for herein or (B) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Section 2.1 untrue or incorrect.

          (j) Compliance with Law. ShopKo has not violated or failed to comply with any statute, law, ordinance, regulation, rule, order or other legal requirement of any foreign, federal, state or local government, authority or any other governmental, quasi-governmental or regulatory department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, individually or in the aggregate, have a ShopKo Material Adverse Effect.

          (k) Brokers. No broker, finder or investment banker, other than the ShopKo Financial Adviser (whose fees shall have been described to Phar-Mor in writing prior to the filing of the Registration Statement) is entitled to any brokerage, finder's or other fee or commission in connection with the Reorganization based upon arrangements made by or on behalf of ShopKo.

          (l) Litigation. Except as disclosed in the ShopKo SEC Reports or as set forth on Schedule 2.1(l), (i) there is no claim, action, proceeding or investigation pending or, to the knowledge of ShopKo, threatened against or relating to ShopKo before any court or governmental or regulatory authority or body which, individually or in the aggregate, would have a ShopKo Material Adverse Effect and (ii) ShopKo is not subject to any outstanding order, writ, injunction or decree.

          (m) Taxes and Tax Returns. Except as set forth on Schedule 2.1(m), ShopKo has (i) duly and timely filed all United States federal and state income tax and all other returns and reports required to be filed by it with respect to any taxes, and each such return and report is complete and accurate in all material respects; and (ii) paid or made adequate provision for the payment of all federal and other taxes (including, if any, interest, penalties or additions to tax in respect thereof) that are due and owing whether or not shown on any return and whether disputed or not, except in the case of both (i) and (ii) above for such failures to file, inaccuracies and failures to pay or provide for as would not, individually or in the aggregate, have a ShopKo Material Adverse Effect. Any deficiencies or assessments asserted in writing by the appropriate taxing authorities have either been paid, settled or fully provided for. There are no material claims or assessments (not provided for) pending against ShopKo for any alleged federal or state tax deficiency and no material issue has been raised in writing by any federal or state taxing authority or representative thereof.

          (n) Real Estate. Schedule 2.1(n) contains an accurate and complete list of all real property owned or leased in whole or in part by ShopKo and a list of all indebtedness secured by a Lien. Except as disclosed on Schedule 2.1(n), ShopKo has good and marketable title to all the real property owned by it as reflected in ShopKo's unaudited consolidated balance sheet as of June 15, 1996, free and clear of all Liens and a valid leasehold interest in all real property shown on Schedule 2.1(n) as leased by it. To the knowledge of ShopKo, all of the buildings, structures and appurtenances situated on the real property owned or leased in whole or in part by ShopKo are in good operating condition and in a state of good maintenance and repair, except for such conditions which would not, individually or in the aggregate, have a ShopKo Material Adverse Effect, are adequate and suitable for the purposes for which they are presently being used, and, with respect to each, ShopKo has adequate rights of ingress and egress for operation of the business of ShopKo in the ordinary course. To the knowledge of ShopKo, none of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others, except for such violations and encroachments which would not, individually or in the aggregate, have a ShopKo Material Adverse Effect. No condemnation proceeding is pending or, to the knowledge of ShopKo, threatened which would materially preclude or impair the use of any such property by ShopKo for the purposes for which it is currently used. Schedule 2.1(n) sets forth all contractual use restrictions on all real property owned or leased by ShopKo.

          (o) Licenses, Permits and Authorizations. ShopKo has all approvals, authorizations, qualifications, consents, licenses, franchises, orders and other permits of all governmental, quasi-governmental or regulatory agencies or authorities, whether federal, state or local, domestic or foreign, necessary to enable ShopKo to continue to conduct its business as currently being conducted except where any failure to have any thereof, individually or in the aggregate, would not have a ShopKo Material Adverse Effect. Each of the foregoing is in full force and effect and ShopKo is in material compliance with all of its obligations with respect thereto, and, to the knowledge of ShopKo no event has occurred which permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation, nonrenewal, modification, suspension or termination of any of the foregoing.

          (p)  ERISA and Employee Matters.

               (i) Schedule 2.1(p) contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and of all other plans, programs, agreements or arrangements, currently maintained by ShopKo or any trade or business, whether or not incorporated, which is part of a controlled group within the meaning of Section 414(b), (c) or (m) of the Code with ShopKo (collectively, the "ShopKo Group") or under which any member of the ShopKo Group has any liability in respect of current or former employees or their dependents or beneficiaries (collectively, the "ShopKo Benefit Plans"). All of the ShopKo Benefit Plans which constitute employee "pension plans" as defined in Section 3(2) of ERISA are referred to herein as the "ShopKo Pension Plans." Each of the ShopKo Benefit Plans is administered and is in compliance with the terms thereof and the applicable provisions of ERISA and the Code, and any applicable qualification requirements of the Code, except for such violations which would not, individually or in the aggregate, have a ShopKo Material Adverse Effect. The ShopKo Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each ShopKo Pension Plan, and the ShopKo Group has not incurred, and the ShopKo Group does not have any knowledge of any event or condition which would cause the ShopKo Group to incur, any liability to the Pension Benefit Guaranty Corporation, any trustee under Section 4049 of ERISA, or any ShopKo Pension Plan in connection with the termination of any ShopKo Pension Plan under Title IV of ERISA. No ShopKo Pension Plan has an accumulated or waived funding deficiency, or has applied for an extension of any amortization period within the meaning of Section 412 of the Code and no event or condition exists which could be deemed a reportable event within the meaning of Section 4043 of ERISA. Each ShopKo Pension Plan which is intended to be a qualified plan under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service and nothing has occurred since the dates of such letters to cause them to be no longer effective. The Internal Revenue Service is not auditing, and has not notified any member of the ShopKo Group that it intends to audit, any ShopKo Pension Plan. ShopKo has previously delivered to Phar-Mor with respect to each ShopKo Benefit Plan, true and correct copies of (A) each ShopKo Benefit Plan (or, in the case of an oral or informal ShopKo Benefit Plan, a written description thereof); (B) the most recent annual report, if required (Form 5500 series); (C) the most recent actuarial valuation report, if required; and (iv) the most recent Summary Plan Description, as described in Section 102(a)(1) of ERISA, if applicable.

               (ii) The aggregate actuarial present value of accrued benefits (both vested and unvested) of ShopKo Pension Plans subject to Title IV of ERISA does not exceed the aggregate fair market value of the assets of such ShopKo Pension Plans by more than $100,000 based upon the actuarial assumptions used in funding such plans for the 1995 valuation, which assumptions are reasonable in light of the experience of such plans.

               (iii) Except as set forth on Schedule 2.1(p), there are no pending claims or lawsuits which have been asserted or instituted (other than in respect of benefits due in the ordinary course which, in the aggregate, are not material) against the assets of any of the ShopKo Benefit Plans or against the ShopKo Group or any fiduciary of the ShopKo Benefit Plans with respect to the ShopKo Benefit Plans.

               (iv) As of the date hereof, there are no benefits to be provided to current or future retirees under any "welfare benefit plans" within the meaning of Section 3(1) of ERISA which are maintained by the ShopKo Group, except as set forth on Schedule 2.1(p).

               (v) The ShopKo Group has not maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, and no withdrawal liability has been incurred by or asserted against any member of the ShopKo Group with respect to a withdrawal from any multiemployer pension plan, and the ShopKo Group does not have any knowledge of any event or condition which would cause any of the ShopKo Group to incur any such withdrawal liability.

               (vi) Except as set forth in Schedule 2.1(p), no ShopKo Benefit Plan exists which would result in the payment to any individual of any money or other property or rights or accelerate or provide any other rights or benefits to any individual as a result of the transactions contemplated by this Agreement that would constitute an "excess parachute payment" within the meaning of section 280G of the Code.

          (q) Environmental Matters. Except as set forth on Schedule 2.1(q):

               (i) To the knowledge of ShopKo, ShopKo has complied in all material respects with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of ShopKo, threatened Environmental Claims against or affecting ShopKo or any real property owned or operated by ShopKo that, individually or in the aggregate, would have a ShopKo Material Adverse Effect. To the knowledge of ShopKo, there are no facts, circumstances, conditions or occurrences affecting any real property owned or operated by ShopKo or on any property adjoining or in proximity to such real property that, to the knowledge of ShopKo, would (i) form the basis of an Environmental Claim against ShopKo or have a ShopKo Material Adverse Effect, or (ii) with respect to owned property, cause such real property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such real property under any applicable Environmental Law.

               (ii) To the knowledge of ShopKo, Hazardous Materials have not at any time been generated, used, treated or stored on any real property owned or operated by ShopKo where such generation, use, treatment or storage has violated any Environmental Law. Hazardous Materials have not at any time been Released by ShopKo on or from any such real property where such Release has violated any applicable Environmental Law. Except as set forth on Schedule 2.1(q), to the knowledge of ShopKo, there are not now any underground storage tanks located on any real property owned or currently operated by ShopKo and no storage tanks have been removed from any such real property since December 31, 1992.

               (iii) Notwithstanding anything to the contrary in this Section 2.1(q), the representations made in this Section 2.1(q) shall only be untrue if the aggregate effect of all failures and noncompliance of the types described above would have a ShopKo Material Adverse Effect.

          For purposes hereof, the following terms shall have the following meanings:

               "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by such party solely in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law ("Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

               "Environmental Law" means any federal, state, foreign or local statute, law, rule, regulation, ordinance and code now in effect and in each case as amended to the date hereof, and any judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Occupational Safety and Health Act, as amended; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S) 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq.; the Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S) 3803 et seq.; the Oil Pollution Act of 1990, PUB. Law 101-380 and any state and local or foreign counterparts or equivalents.

               "Hazardous Material" means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

               "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing or purging into or upon any land or water or air, or otherwise entering into the environment.

          (r)  Employees; Labor Relations.

               (i) Schedule 2.1(r) contains a true and complete list of all ShopKo contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, with any current or former ShopKo officer or director, or any current ShopKo employees, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Phar-Mor.
          Schedule 2.1(r) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which ShopKo is obligated, and true and complete copies of all such agreements have been delivered to Phar-Mor. Except as set forth on
          Schedule 2.1(r), neither Parent nor ShopKo will have any responsibility for continuing any Person in the employ of ShopKo from and after the Effective Date or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of ShopKo at or prior to the Effective Date.

               (ii) ShopKo is not engaged in any unfair labor practice that would have a ShopKo Material Adverse Effect. There is (i) no unfair labor practice complaint pending against ShopKo or, to the knowledge of ShopKo, threatened against ShopKo, before the National Labor Relations Board or other governmental quasi-governmental or regulatory agency, body or authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against ShopKo or, to the knowledge of ShopKo, threatened against ShopKo, (ii) no strike, labor dispute, slowdown or stoppage pending against ShopKo or, to the knowledge of ShopKo, threatened against ShopKo and (iii) to the knowledge of ShopKo, no union representation question existing with respect to the employees of ShopKo.

          (s) Intellectual Property. Schedule 2.1(s) sets forth a correct and complete list of all material trademarks, service marks, trade names, or rights with respect to the foregoing, applied for, issued to or owned by ShopKo or under which ShopKo is licensed or franchised, all of which are valid, in good standing and, to the knowledge of ShopKo, uncontested, except as set forth on

Schedule 2.1(s). ShopKo owns or has valid licenses or other rights to use all the material trademarks, service marks, trade names, or rights with respect to the foregoing (the "ShopKo Intellectual Property") which are necessary for the present conduct of its business. Except as set forth on Schedule 2.1(s), no proceedings have been instituted or are pending or, to the knowledge of ShopKo, threatened that challenge the validity of its ownership of, or licenses or other rights to use, any ShopKo Intellectual Property. Except as set forth on
Schedule 2.1(s), the present employment of the ShopKo Intellectual Property by ShopKo, if any, does not, to the knowledge of ShopKo, infringe any rights of any Person. Except as set forth on Section 2.1(s), to the knowledge of ShopKo, no trademark, service mark, trade name, or other material currently being sold or employed by any Person infringes any rights of ShopKo with respect to the ShopKo Intellectual Property. Notwithstanding anything to the contrary in this Section 2.1(s), the representations made in this Section 2.1(s) shall only be untrue if the aggregate effect of all failures and noncompliance of the types described above would have a ShopKo Material Adverse Effect.

          (t) Opinion of ShopKo Financial Adviser. ShopKo has received the written opinion of the ShopKo Financial Adviser, dated as of the date hereof, that the ShopKo Plan is fair to ShopKo's public shareholders from a financial point of view.

          (u) Registration Rights. Except as provided in Schedule 2.1(u), ShopKo has not granted or agreed to grant any registration rights, including piggyback rights, to any Person.

          (v) Commission Documents. ShopKo has delivered to Phar-Mor true, correct, and complete copies of each of the ShopKo SEC Reports and each exhibit thereto. As of their respective filing dates, the ShopKo SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and taken together, the ShopKo SEC Reports contain no untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed by ShopKo SEC Report.

          (w) Registration Statement. None of the information supplied or to be supplied by ShopKo for inclusion in the Registration Statement to be filed with the Commission and to be distributed in connection with the Phar-Mor Special Meeting and the ShopKo Special Meeting to vote upon the Reorganization, at the time the Registration Statement is declared effective by order of the Commission, at the time of the Phar-Mor Special Meeting and the ShopKo Special Meeting will contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Date any event with respect to ShopKo or its officers and directors shall occur that is required to be described in the Registration Statement, ShopKo shall notify Phar-Mor thereof by reference to this section and cooperate with Phar-Mor in preparing and filing with the Commission and, as required by law, disseminating to the shareholders of ShopKo and/or Phar-Mor an amendment or supplement which accurately describes such event or events in compliance with all provisions of applicable law.

          2.2 REPRESENTATIONS AND WARRANTIES OF PHAR-MOR. Phar-Mor represents and warrants to ShopKo as follows:

          (a) Organization; Standing and Power. Phar-Mor is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Phar-Mor has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Phar-Mor is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on the business, property, assets, liabilities or condition (financial or otherwise) of Phar-Mor and its Subsidiaries taken as a whole (sometimes referred to in this Section 2.2 as a "Phar-Mor Material Adverse Effect"). Copies of the Articles of Incorporation and By-Laws of Phar-Mor heretofore delivered to ShopKo are accurate and complete as of the date hereof.

          (b) Subsidiaries. Schedule 2.2(b) sets forth for each Subsidiary of Phar-Mor (a "Phar-Mor Subsidiary") (i) its name and jurisdiction of incorporation or organization, (ii) the number of shares of authorized capital stock of each class of its capital stock, if any, or other equity interests,
(iii) the number of issued and outstanding shares of each class of its capital stock or other equity interests, the names of the holders thereof and the number of shares and other equity interests held by each such holder, (iv) the number of shares of capital stock or other equity interests held in its treasury, and
(v) its directors and officers. Each Phar-Mor Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of the state in which it is incorporated or organized. Each Phar-Mor Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Phar-Mor Subsidiary is duly qualified as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a Phar-Mor Material Adverse Effect. Except as set forth in Schedule 2.2(b), Phar-Mor has no Subsidiaries and does not own or control, directly or indirectly, shares of capital stock of any other corporation or any interest in any partnership, joint venture, or other non-corporate business entity or enterprise. All of the issued and outstanding capital stock or other equity interests of each Phar-Mor Subsidiary has been offered, issued, and sold by each such Subsidiary in compliance with the registration requirements of applicable federal and state securities laws. Since March 31, 1996, no shares of the capital stock of any Phar-Mor Subsidiary have been issued or retired or, in the case of treasury shares, reissued.

          (c) Capitalization. As of September 5, 1996, the authorized capital stock of Phar-Mor and the validly issued and outstanding, fully paid and nonassessable shares of the capital stock of Phar-Mor are as set forth on
Schedule 2.2(c). No Phar-Mor Common Shares are held in its treasury. Except as set forth in Schedule 2.2(c): (A) no subscription, warrant, option, convertible or exchangeable security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of Phar-Mor or any Phar-Mor Subsidiary is authorized or outstanding, (B) neither Phar-Mor nor any Phar-Mor Subsidiary has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible or exchangeable security, or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Phar-Mor or any Phar-Mor Subsidiary, (C) neither Phar-Mor nor any Phar-Mor Subsidiary has any obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (D) Phar-Mor owns all shares of capital stock or other equity interests of each Phar-Mor Subsidiary free and clear of any Lien, and (E) to Phar-Mor's knowledge, no shareholder of Phar-Mor has granted options or other rights to purchase any Phar-Mor Common Shares from such shareholder. Except as provided in this Agreement or Schedule 2.2(c), no Person is entitled to (i) any preemptive or similar right with respect to the issuance by Phar-Mor or any Phar-Mor Subsidiary of any capital stock or other equity interests or (ii) any rights with respect to the registration of any capital stock or other equity interests of Phar-Mor or any Phar-Mor Subsidiary under the Securities Act. Except as contemplated by this Agreement or Schedule 2.2(c), there are no agreements, arrangements or understandings, written or oral, between Phar-Mor or any Phar-Mor Subsidiary and any holder of its or their capital stock or other equity interests, or, to the knowledge of Phar-Mor, among any holders of its or their capital stock or other equity interests, relating to the acquisition (including, without limitation, rights of first refusal or preemptive rights), disposition, or voting of the capital stock or other equity interests of Phar-Mor or any Phar-Mor Subsidiary. All of the issued and outstanding Phar-Mor Common Shares have been offered, issued, and sold by Phar-Mor in compliance with the registration requirements of applicable federal and state securities laws. Except upon exercise of Phar-Mor Options or as set forth on Schedule 2.2(c), since March 31, 1996, no shares of the capital stock of Phar-Mor have been issued or retired or, in the case of treasury shares, reissued.

          (d)  Authority; Recommendation.

               (i) Phar-Mor has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Phar-Mor and the consummation by Phar-Mor of the Phar-Mor Plan have been duly authorized by the Phar-Mor Board, and, except for the approval of the holders of Phar-Mor Common Shares as set forth in Section 4.2, no other corporate proceedings on the part of Phar-Mor are necessary to authorize the execution, delivery and performance of this Agreement and the Phar-Mor Plan. This Agreement has been duly executed and delivered by Phar-Mor and constitutes a valid and binding obligation of Phar-Mor, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application that may affect the enforcement of the rights of creditors and other obligees generally and by general equitable principles.

               (ii) The Phar-Mor Board has determined the Phar-Mor Plan to be fair to the holders of Phar-Mor Common Shares and recommended that the holders of such shares approve and adopt the Phar-Mor Plan.

          (e) Noncontravention. Neither the execution and delivery of this Agreement by, nor the consummation of the Phar-Mor Plan, nor compliance by Phar-Mor with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Phar-Mor or any of its Subsidiaries (unless the context otherwise requires, hereinafter any reference in this Section 2.2 to "Phar-Mor" shall include each Phar-Mor Subsidiary, whether held directly or indirectly by Phar-
Mor) under, any of the terms, conditions or provisions of (x) the Articles of Incorporation or By-Laws of Phar-Mor, or (y) except as set forth on Schedule 2.2(e), any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or instrument or obligation to which Phar-Mor is party or which Phar-Mor or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 2.2(f) below, to the knowledge of Phar-Mor violate any judgment, ruling, order, writ, injunction, decree, statute, rule, regulation or other legal requirement applicable to Phar-Mor or any of its respective properties or assets, except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens, which would not, in the aggregate, have a Phar-Mor Material Adverse Effect or affect the ability of Phar-Mor to consummate the Phar-Mor Plan or the ability of Parent to consummate the Parent Buy Back.

          (f) Government Approval. Other than in connection with or in compliance with the provisions of the Delaware Law, the Pennsylvania Law and the Minnesota Law, the provisions of the Securities Act, the provisions of the Exchange Act, and the provisions of the HSR Act, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public, governmental, quasi-governmental, or regulatory body, agency or authority is necessary for the execution and delivery of this Agreement by Phar-Mor or the consummation of any of the transactions contemplated by this Agreement or compliance by Phar-Mor with any of the provisions hereof, except where failures to give such notices, make such filings, or obtain authorizations, consents or approvals would not, in the aggregate, have a Phar-Mor Material Adverse Effect or affect the ability of Phar-Mor to consummate the Phar-Mor Plan or the ability of Parent to consummate the Parent Buy Back.

          (g) Financial Statements. Phar-Mor has timely filed Quarterly Reports on Form 10-Q for the fiscal quarters ending prior to the date hereof in 1996 and has filed a registration statement on Form 10 dated September 11, 1995. The financial statements included in or incorporated by reference into the foregoing public reports (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), fairly present the respective financial position of Phar-Mor as of the dates thereof and its respective results of operations and cash flow for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements), are correct and complete in all material respects, and are consistent with the books and records of Phar-Mor. Phar-Mor's press release dated August 22, 1996, a copy of which is reproduced on
Schedule 2.2(g), includes financial data which fairly presents the financial condition and the results of operations of Phar-Mor as of the dates and for the periods ended as set forth therein

          (h) Undisclosed Liabilities. Except as set forth on Schedule 2.2(h), Phar-Mor has no Liabilities except for (i) Liabilities set forth in Phar-Mor's reports on Forms 10-Q, 10 and 8-K filed prior to the date hereof and since September 11, 1995 with the Commission (collectively, the "Phar-Mor SEC Reports") and (ii) Liabilities that would not, individually or in the aggregate, have a Phar-Mor Material Adverse Effect or affect the ability of Phar-Mor to consummate the Phar-Mor Plan or the ability of Parent to consummate the Parent Buy Back. Phar-Mor's Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code was approved and declared effective on September 11, 1995. Pursuant to the terms of such Plan of Reorganization, Phar-Mor implemented fresh-start reporting as of July 2, 1994.

          (i) Absence of Certain Changes or Events. Except as contemplated by this Agreement or disclosed in the Phar-Mor SEC Reports or on Schedule 2.2(i), since September 11, 1995 there has not been (i) any Phar-Mor Material Adverse Effect, or any event which would result in a Phar-Mor Material Adverse Effect;
(ii) any material damage, destruction or loss, whether covered by insurance or not; (iii) any entry by Phar-Mor into any commitment or transaction material to it which is not in the ordinary course of business; (iv) any change by Phar-Mor in accounting principles or methods except insofar as may have been required by a change in generally accepted accounting principles; (v) any declaration, payment or setting aside for payment of any dividends; (vi) any action taken by Phar-Mor of the type referred to in Section 3.2; or (vii) any agreement by Phar-Mor to (A) do any of the things described in the preceding clauses (i) through
(vi) other than as expressly contemplated or provided for herein or (B) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Section
2.2 untrue or incorrect.

          (j) Compliance with Law. Phar-Mor has not violated or failed to comply with any statute, law, ordinance, regulation, rule, order or other legal requirement of any foreign, federal, state or local government, authority or any other governmental, quasi-governmental or regulatory department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, individually or in the aggregate, have a Phar-Mor Material Adverse Effect.

          (k) Brokers. No broker, finder or investment banker, other than the Phar-Mor Financial Adviser (whose fees shall have been described to ShopKo in writing prior to the filing of the Registration Statement) is entitled to any brokerage, finder's or other fee or commission in connection with the Reorganization based upon arrangements made by or on behalf of Phar-Mor.

          (l) Litigation. Except as disclosed in the Phar-Mor SEC Reports or as set forth on Schedule 2.2(l), (i) there is no claim, action, proceeding or investigation pending or, to the knowledge of Phar-Mor, threatened against or relating to Phar-Mor before any court or governmental or regulatory authority or body which, individually or in the aggregate, would have a Phar-Mor Material Adverse Effect and (ii) Phar-Mor is not subject to any outstanding order, writ, injunction or decree.

          (m) Taxes and Tax Returns. Except as set forth on Schedule 2.2(m), Phar-Mor has (i) duly and timely filed all United States federal and state income tax and all other returns and reports required to be filed by it with respect to any taxes, and each such return and report is complete and accurate in all material respects; and (ii) paid or made adequate provision for the payment of all federal and other taxes (including, if any, interest, penalties or additions to tax in respect thereof) that are due and owing whether or not shown on any return and whether disputed or not, except in the case of both (i) and (ii) above for such failures to file, inaccuracies and failures to pay or provide for as would not, individually or in the aggregate, have a Phar-Mor Material Adverse Effect. Any deficiencies or assessments asserted in writing by the appropriate taxing authorities have either been paid, settled or fully provided for. There are no material claims or assessments (not provided for) pending against Phar-Mor for any alleged federal or state tax deficiency and no material issue has been raised in writing by any federal or state taxing authority or representative thereof.

          (n) Real Estate. Schedule 2.2(n) contains an accurate and complete list of all real property owned or leased in whole or in part by Phar-Mor and a list of all indebtedness secured by a Lien. Except as disclosed on Schedule 2.2(n), Phar-Mor has good and marketable title to all the real property owned by it as reflected in the unaudited consolidated balance sheet as of March 31, 1996, free and clear of all Liens and a valid leasehold interest in all real property shown on Schedule 2.2(n) as leased by it. To the knowledge of Phar-Mor, all of the buildings, structures and appurtenances situated on the real property owned or leased in whole or in part by Phar-Mor are in good operating condition and in a state of good maintenance and repair, except for such conditions which would not, individually or in the aggregate, have a Phar-Mor Material Adverse Effect, are adequate and suitable for the purposes for which they are presently being used, and, with respect to each, Phar-Mor has adequate rights of ingress and egress for operation of the business of Phar-Mor in the ordinary course. To the knowledge of Phar-Mor, none of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others, except for such violations and encroachments which would not, individually or in the aggregate, have a Phar-Mor Material Adverse Effect. No condemnation proceeding is pending or, to the knowledge of Phar-Mor, threatened which would materially preclude or impair the use of any such property by Phar-Mor for the purposes for which it is currently used. Schedule 2.2(n) sets forth all contractual use restrictions on all real property owned or leased by Phar-Mor.

          (o) Licenses, Permits and Authorizations. Phar-Mor has all approvals, authorizations, qualifications, consents, licenses, franchises, orders and other permits of all governmental, quasi-governmental or regulatory agencies or authorities, whether federal, state or local, domestic or foreign, necessary to enable Phar-Mor to continue to conduct its business as currently being conducted, except where any failure to have any thereof, individually or in the aggregate, would not have a Phar-Mor Material Adverse Effect. Each of the foregoing is in full force and effect and Phar-Mor is in material compliance with all of its obligations with respect thereto, and, to the knowledge of Phar-Mor no event has occurred which permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation, nonrenewal, modification, suspension or termination of any of the foregoing.

          (p)  ERISA and Employee Matters.

               (i) Schedule 2.2(p) contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA, and of all other plans, programs, agreements or arrangements, currently maintained by Phar-Mor or any trade or business, whether or not incorporated, which is part of a controlled group within the meaning of Section 414(b), (c) or (m) of the Code with Phar-Mor (collectively, the "Phar-Mor Group") or under which any member of the Phar-Mor Group has any liability in respect of current or former employees or their dependents or beneficiaries (collectively, the "Phar-Mor Benefit Plans"). All of the Phar-Mor Benefit Plans which constitute employee "pension plans" as defined in Section 3(2) of ERISA are referred to herein as the "Phar-Mor Pension Plans." Each of the Phar-Mor Benefit Plans is administered and is in compliance with the terms thereof and the applicable provisions of ERISA and the Code, and any applicable qualification requirements of the Code except for such violations which would not, individually or in the aggregate, have a Phar-Mor Material Adverse Effect. The Phar-Mor Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Phar-Mor Pension Plan, and the Phar-Mor Group has not incurred, and the Phar-Mor Group does not have any knowledge of any event or condition which would cause the Phar-Mor Group to incur, any liability to the Pension Benefit Guaranty Corporation, any trustee under Section 4049 of ERISA, or any Phar-Mor Pension Plan in connection with the termination of any Phar-Mor Pension Plan under Title IV of ERISA. No Phar-Mor Pension Plan has an accumulated or waived funding deficiency, or has applied for an extension of any amortization period within the meaning of Section 412 of the Code and no event or condition exists which could be deemed a reportable event within the meaning of Section 4043 of ERISA. Each Phar-Mor Pension Plan which is intended to be a qualified plan under
Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service and nothing has occurred since the dates of such letters to cause them to be no longer effective. The Internal Revenue Service is not auditing, and has not notified any member of the Phar-Mor Group that it intends to audit, any Phar-Mor Pension Plan. Phar-Mor has previously delivered to ShopKo with respect to each Phar-Mor Benefit Plan, true and correct copies of (A) each Phar-Mor Benefit Plan (or, in the case of an oral or informal Phar-Mor Benefit Plan, a written description thereof); (B) the most recent annual report, if required (Form 5500 series); (C) the most recent actuarial valuation report, if required; and (iv) the most recent Summary Plan Description, as described in Section 102(a)(1) of ERISA, if applicable.

               (ii) The aggregate actuarial present value of accrued benefits (both vested and unvested) of Phar-Mor Pension Plans subject to Title IV of ERISA does not exceed the aggregate fair market value of the assets of such Phar-Mor Pension Plans by more than $100,000 based upon the actuarial assumptions used in funding such plans for the 1995 valuation, which assumptions are reasonable in light of the experience of such plans.

               (iii) Except as set forth on Schedule 2.2(p), there are no pending claims or lawsuits which have been asserted or instituted (other than in respect of benefits due in the ordinary course which, in the aggregate, are not material) against the assets of any of the Phar-Mor

          Benefit Plans or against the Phar-Mor Group or any fiduciary of the Phar-Mor Benefit Plans with respect to the Phar-Mor Benefit Plans.

               (iv) As of the date hereof, there are no benefits to be provided to current or future retirees under any "welfare benefit plans" within the meaning of Section 3(1) of ERISA which are maintained by the Phar-Mor Group, except as set forth on Schedule 2.2(p).

               (v) The Phar-Mor Group has not maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, and no withdrawal liability has been incurred by or asserted against any member of the Phar-Mor Group with respect to a withdrawal from any multiemployer pension plan, and the Phar-Mor Group does not have any knowledge of any event or condition which would cause any of the Phar-Mor Group to incur any such withdrawal liability.

               (vi) Except as set forth in Schedule 2.2(p), no Phar-Mor Benefit Plan exists which would result in the payment to any individual of any money or other property or rights or accelerate or provide any other rights or benefits to any individual as a result of the transactions contemplated by this Agreement that would constitute an "excess parachute payment" within the meaning of section 280G of the Code.

          (q)  Environmental Matters.  Except as set forth on Schedule 2.2(q):

               (i) To the knowledge of Phar-Mor, Phar-Mor has complied in all material respects with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Phar-Mor, threatened Environmental Claims against or affecting Phar-Mor or any real property owned or operated by Phar-Mor that, individually or in the aggregate, would have a Phar-Mor Material Adverse Effect. To the knowledge of Phar-Mor, there are no facts, circumstances, conditions or occurrences affecting any real property owned or operated by Phar-Mor or on any property adjoining or in proximity to such real property that, to the knowledge of Phar-Mor, would (i) form the basis of an Environmental Claim against Phar-Mor or have a Phar-Mor Material Adverse Effect, or (ii) with respect to owned property, cause such real property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such real property under any applicable Environmental Law.

               (ii) To the knowledge of Phar-Mor, Hazardous Materials have not at any time been generated, used, treated or stored on any real property owned or operated by Phar-Mor where such generation, use, treatment or storage has violated any Environmental Law. Hazardous Materials have not at any time been Released by Phar-Mor on or from any such real property where such Release has violated any applicable Environmental Law. Except as set forth on Schedule 2.2(q), to the knowledge of Phar-Mor, there are not now any underground storage tanks located on any real property owned or currently operated by Phar-Mor and no storage tanks have been removed from any such real property since December 31, 1992.

          (iii) Notwithstanding anything to the contrary in this Section 2.2(q), the representations made in this Section 2.2(q) shall only be untrue if the aggregate effect of all failures and noncompliance of the types described above would have a Phar-Mor Material Adverse Effect.

     (r)  Employees; Labor Relations.

          (i) Schedule 2.2(r) contains a true and complete list of all Phar-Mor contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, with any current or former Phar-Mor officer or director, or any current Phar-Mor employees, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Phar-Mor. Schedule 2.2(r) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which Phar-Mor is obligated, and true and complete copies of all such agreements have been delivered to Phar-Mor. Except as set forth on Schedule 2.2(r), neither Parent nor Phar-Mor will have any responsibility for continuing any Person in the employ of Phar-Mor from and after the Effective Date or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of Phar-Mor at or prior to the Effective Date.

          (ii) Phar-Mor is not engaged in any unfair labor practice that would have a Phar-Mor Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Phar-Mor or, to the knowledge of Phar-Mor, threatened against Phar-Mor, before the National Labor Relations Board or other governmental quasi-governmental or regulatory agency, body or authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Phar-Mor or, to the knowledge of Phar-Mor, threatened against Phar-Mor, (ii) no strike, labor dispute, slowdown or stoppage pending against Phar-Mor or, to the knowledge of Phar-Mor, threatened against Phar-Mor and (iii) to the knowledge of Phar-Mor, no union representation question existing with respect to the employees of Phar-Mor.

     (s) Intellectual Property. Schedule 2.2(s) sets forth a correct and complete list of all material trademarks, service marks, trade names, or rights with respect to the foregoing, applied for, issued to or owned by Phar-Mor or under which Phar-Mor is licensed or franchised, all of which are valid, in good standing and, to the knowledge of Phar-Mor, uncontested, except as set forth on
Schedule 2.2(s). Phar-Mor owns or has valid licenses or other rights to use all the material trademarks, service marks, trade names, or rights with respect to the foregoing (the "Phar-Mor Intellectual Property") which are necessary for the present conduct of its business. Except as set forth on Schedule 2.2(s), no proceedings have been instituted or are pending or, to the knowledge of Phar-Mor, threatened that challenge the validity of its ownership of, or licenses or other rights to use, any Phar-Mor Intellectual Property. Except as set forth on
Schedule 2.2(s), the present employment of the Phar-Mor Intellectual Property by Phar-Mor, if any, does not, to the knowledge of Phar-Mor, infringe any rights of any Person. Except as set forth on Section 2.2(s), to the knowledge of Phar-Mor, no trademark, service mark, trade name, or other material currently being sold or employed by any Person infringes any rights of Phar-Mor with respect to the Phar-Mor Intellectual Property. Notwithstanding anything to the contrary in this Section 2.2(s), the representations made in this Section 2.2(s) shall only be untrue if the aggregate effect of all failures and noncompliance of the types described above would have a Phar-Mor Material Adverse Effect.

          (t) Opinion of Phar-Mor Financial Adviser. Phar-Mor has received the written opinion of the Phar-Mor Financial Adviser, dated as of the date hereof, that the Phar-Mor Plan is fair to Phar-Mor's shareholders from a financial point of view.

          (u) Registration Rights. Except as provided in Schedule 2.2(u), Phar-Mor has not granted or agreed to grant any registration rights, including piggyback rights, to any Person.

          (v) Commission Documents. Phar-Mor has delivered to ShopKo true, correct, and complete copies of each of the Phar-Mor SEC Reports and each exhibit thereto. As of their respective filing dates, the Phar-Mor SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and taken together, the Phar-Mor SEC Reports contain no untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed by Phar-Mor SEC Report.

          (w) Registration Statement. None of the information supplied or to be supplied by Phar-Mor for inclusion in the Registration Statement to be filed with the Commission and to be distributed in connection with the ShopKo Special Meeting and the Phar-Mor Special Meeting to vote upon the Reorganization, at the time the Registration Statement is declared effective by order of the Commission, at the time of the ShopKo Special Meeting and the Phar-Mor Special Meeting, will contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Date any event with respect to Phar-Mor or its officers and directors shall occur that is required to be described in the Registration Statement, Phar-Mor shall notify ShopKo thereof by reference to this section and cooperate with ShopKo in preparing and filing with the Commission and, as required by law, disseminating to the shareholders of Phar-Mor and/or ShopKo an amendment or supplement which accurately describes such event or events in compliance with all provisions of applicable law.

          2.3 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to ShopKo as follows:

          (a) Organization; Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its business to be conducted following the Reorganization. Parent will at the Effective Date be duly qualified as a foreign corporation to do business, and be in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities will make such qualification necessary after the Reorganization, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on the business, property, assets, liabilities or condition (financial or otherwise) of Parent (sometimes referred to in this Section 2.3 as a "Parent Material Adverse Effect"). The Certificate of Incorporation and By-Laws of Parent heretofore delivered to ShopKo, copies of which are attached hereto as Exhibits C and D, respectively, are accurate and complete as of the date hereof.

          (b) Capitalization. The authorized capital stock of Parent and the validly issued and outstanding, fully paid and nonassessable shares of the capital stock of Parent are as set forth on Schedule 2.3(b).

          (c) Authority. Parent has the requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Reorganization and the Parent Buy Back has been duly authorized by the Parent Board and the sole stockholder of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement, the Reorganization and the Parent Buy Back. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application that may affect the enforcement of rights of creditors and other obligees generally and by general equitable principles.

          (d) Noncontravention. Neither the execution and delivery of this Agreement by, nor the consummation of the Reorganization or the Parent Buy Back, nor compliance by Parent with any of the provisions hereof, will violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Parent.

          (e) Government Approval. Other than in connection with or in compliance with the provisions of the Delaware Law, the Pennsylvania Law and the Minnesota Law, the provisions of the Securities Act, the provisions of the Exchange Act, and the provisions of the HSR Act, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public, governmental, quasi-governmental, or regulatory body, agency or authority is necessary for the execution and delivery of this Agreement by Parent or the consummation of any of the transactions contemplated by this Agreement or compliance by Parent with any of the provisions hereof, except where failures to give such notices, make such filings, or obtain authorizations, consents or approvals would not, in the aggregate, have a Parent Material Adverse Effect or affect the ability of Parent to consummate the Reorganization or the Parent Buy Back.

          (f) Solvency. Assuming that the representations and warranties of ShopKo in Section 2.1 and of Phar-Mor in Section 2.2 are true and correct in all material respects as of the Effective

Date, (i) Parent will have sufficient funds to enable it to make all payments required to consummate the Parent Buy Back, (ii) the Parent Buy Back will be permissible under Section 173 of the Delaware Law, (iii) Parent and each of its Subsidiaries will be solvent on the date of the Parent Buy Back, (iv) Parent will not, nor will any of its Subsidiaries, become insolvent as a result of the Parent Buy Back, (v) at the time of the Parent Buy Back, Parent will not be engaged in a business or transaction, or about to engage in a business or transaction, for which any property remaining with Parent has an unreasonably small capital, and (vi) Parent does not, and at the time of the Parent Buy Back will not, intend to incur, or believe that it would incur, debts that would be beyond its ability to pay as such debts mature.

          (g) Assets; Liabilities. Except for its obligations pursuant to this Agreement and the Parent Buy Back, Parent has and before the Effective Date will have, no assets, liabilities, employees or operations. Parent has not conducted, and before the Effective Date will not conduct, any business.

          2.4 KNOWLEDGE. Knowledge which qualifies any representation and warranty of a party means the actual knowledge of an executive officer (as defined in Rule 3b-7 of the Exchange Act) of such party.

                                  ARTICLE III

                      COVENANTS PENDING THE REORGANIZATION

          3.1 CONDUCT OF BUSINESS BY SHOPKO PENDING THE REORGANIZATION. Except as otherwise expressly contemplated hereby or disclosed on Schedule 3.1, ShopKo covenants and agrees, with respect to ShopKo and its Subsidiaries (unless the context otherwise requires, hereinafter any reference in this Section 3.1 to "ShopKo" shall include each ShopKo Subsidiary, whether held directly or indirectly by ShopKo), that, prior to the Effective Date, unless Phar-Mor shall first otherwise expressly agree in writing or as otherwise expressly contemplated by this Agreement:

          (a) ShopKo shall conduct its businesses, or take any action, only in the ordinary course of business and consistent with past practices, and shall use its best efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships, to maintain all of its properties in useful and good condition, and to continue to be covered to the fullest extent under the insurance policies carried by ShopKo, including, without limitation, public liability and property damage insurance in effect with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies;

          (b) ShopKo shall comply with (i) all applicable statutes, laws, ordinances, regulations, rules, orders and other legal requirements of any foreign, federal, state or local government, authority or any other governmental department or agency, and any judgments, decrees or orders of any court, applicable to its business or operations and (ii) all contracts, commitments and other agreements to which it is a party, except where any such violations or failures to comply with respect to clauses (i) or (ii) will not, individually or in the aggregate, result in a ShopKo Material Adverse Effect.

          (c) ShopKo shall not, directly or indirectly, do any of the following: (i) except in the ordinary course of business and consistent with past practice, sell, pledge, dispose of or encumber any assets of ShopKo (including, without limitation, any indebtedness owned or any claims held); (ii) whether or not in the ordinary course of business or consistent with past practice, sell or dispose of any material assets of ShopKo; (iii) amend its articles of incorporation or by-laws or similar organizational documents; (iv) split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interests, except for cash dividends paid at such times and in such amounts as are consistent with ShopKo's past practices (provided, that no cash dividends shall be declared or paid on the ShopKo Common Shares following the cash dividend to be paid thereon on September 15, 1996); (v) redeem, purchase or otherwise acquire any of its capital stock or other equity interests; (vi) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or (vii) prepare or file any tax return or tax report inconsistent with past practice or, on any such return or report, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar returns or reports in prior periods; or (viii) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment, understanding or arrangement to do any of the foregoing;

          (d) ShopKo shall not, directly or indirectly, (i) issue, sell, pledge or dispose of, or authorize, propose or agree to the issuance, sale, pledge or disposition of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock or other equity interests of any class or any other securities in respect of, in lieu of, or in substitution for, shares of its common stock or other equity interests outstanding on the date hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof, or make any investment in any entity, either by purchase of stock or other securities, contributions to capital, property transfer or purchase of any property or assets, other than cash management transactions in the ordinary course of business and consistent with past practice; (iii) except in the ordinary course of business and consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances; (iv) authorize, recommend or propose any change in its capitalization (other than the incurrence of indebtedness otherwise permitted hereunder); (v) modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice and other than changes to employment agreements in connection with the Reorganization; or (vi) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; and

          (e) ShopKo shall not take, or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Section 2.1 untrue or incorrect in any material respect.

          3.2 CONDUCT OF BUSINESS BY PHAR-MOR PENDING THE REORGANIZATION. Except as otherwise expressly contemplated hereby or disclosed on Schedule 3.2, Phar-Mor covenants and agrees, with respect to Phar-Mor and its Subsidiaries (unless the context otherwise requires, hereinafter any reference in this Section 3.2 to "Phar-Mor" shall include each Phar-Mor Subsidiary, whether held directly or indirectly by Phar-Mor), that, prior to the Effective Date, unless ShopKo shall first otherwise expressly agree in writing or as otherwise expressly contemplated by this Agreement:

          (a) Phar-Mor shall conduct its businesses, or take any action, only in the ordinary course of business and consistent with past practices, and shall use its best efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships, to maintain all of its properties in useful and good condition, and to continue to be covered to the fullest extent under the insurance policies carried by Phar-Mor, including, without limitation, public liability and property damage insurance in effect with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies;

          (b) Phar-Mor shall comply with (i) all applicable statutes, laws, ordinances, regulations, rules, orders and other legal requirements of any foreign, federal, state or local government, authority or any other governmental department or agency, and any judgments, decrees or orders of any court, applicable to its business or operations and (ii) all contracts, commitments and other agreements to which it is a party, except where any such violations or failures to comply with respect to clauses (i) or (ii) will not, individually or in the aggregate, result in a Phar-Mor Material Adverse Effect.

          (c) Phar-Mor shall not, directly or indirectly, do any of the following: (i) except in the ordinary course of business and consistent with past practice, sell, pledge, dispose of or encumber any assets of Phar-Mor (including, without limitation, any indebtedness owned or any claims held); (ii) whether or not in the ordinary course of business or consistent with past practice, sell or dispose of any material assets of Phar-Mor; (iii) amend its articles of incorporation or by-laws or similar organizational documents; (iv) split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interests; (v) redeem, purchase or otherwise acquire any of its capital stock or other equity interests; (vi) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (vii) prepare or file any tax return or tax report inconsistent with past practice or, on any such return or report, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar returns or reports in prior periods; or (viii) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment, understanding or arrangement to do any of the foregoing;

          (d) Phar-Mor shall not, directly or indirectly, (i) issue, sell, pledge or dispose of, or authorize, propose or agree to the issuance, sale, pledge or disposition of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock or other equity interests of any class or any other securities in respect of, in lieu of, or in substitution for, shares of its common stock or other equity interests outstanding on the date hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof, or make any investment in any entity, either by purchase of stock or other securities, contributions to capital, property transfer or purchase of any property or assets, other than cash management transactions in the ordinary course of business and consistent with past practice; (iii) except in the ordinary course of business and consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances; (iv) authorize, recommend or propose any change in its capitalization (other than the incurrence of indebtedness otherwise permitted hereunder); (v) modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice and other than changes to employment agreements in connection with the Reorganization; or (vi) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; and

          (e) Phar-Mor shall not take, or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Section 2.2 untrue or incorrect in any material respect.

          3.3 CONDUCT OF BUSINESS BY PARENT PENDING THE REORGANIZATION. Except as otherwise expressly contemplated hereby, Parent covenants and agrees that, before the Effective Date, it shall conduct no business and shall not have any assets, liabilities, employees or operations.

          3.4 CONSENTS. With respect to all leases, licenses, and other contracts and instruments and rights of any party hereto which require the consent of a third party in the event of a transaction similar to the Reorganization, such party shall use its reasonable efforts to obtain, or caused to be obtained, such consents; provided that no party shall make any payment or deliver value in excess of $500,000 to obtain such consents without the prior written consent of the other parties hereto.

                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS

          4.1  PROXY STATEMENT; OTHER FILINGS.

          (a) As promptly as practicable after the date hereof, Parent, Phar-Mor and ShopKo shall prepare and file with the Commission, and shall use their respective best efforts to have declared effective or cleared, as the case may be, by the Commission, a Registration Statement on Form S-4 under the Securities Act and a joint proxy statement and form of proxy under the Exchange Act with respect to the Phar-Mor Special Meeting and the ShopKo Special Meeting. Promptly after such Registration Statement becomes effective under the Securities Act, Phar-Mor and ShopKo shall mail such proxy statement and proxy to their respective shareholders. The term "Proxy Statement" shall mean such joint proxy statement at the time it initially is mailed to holders of ShopKo Common Shares and Phar-Mor Common Shares and all amendments or supplements thereto, if any, similarly filed and mailed. As soon as practicable after the date hereof ShopKo and Phar-Mor shall promptly prepare and file any other filings required under the Exchange Act or any other federal or state securities law relating to the Reorganization and the transactions contemplated herein ("Other Filings"). ShopKo and Phar-Mor shall use their respective best efforts to obtain and furnish the information required to be included in the Proxy Statement and any Other Filings and to respond promptly to any comments made by the Commission or any other governmental official with respect to the Proxy Statement and any Other Filing and any preliminary version thereof. The information provided and to be provided by ShopKo and Phar-Mor, respectively, for use in the Proxy Statement and any Other Filings shall not, on the date the Proxy Statement is first mailed to holders of ShopKo Common Shares or Phar-Mor Common Shares or any Other Filing is filed with the appropriate governmental official and, in the case of the Proxy Statement, on the dates of the ShopKo Special Meeting or the Phar-Mor Special Meeting, respectively, contain any statement which, at the time of and in light of the circumstances under which it is made, is false and misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading, and ShopKo and Phar-Mor each agree to correct any such information provided by it for use in the Proxy Statement or any Other Filings which shall have become false or misleading. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal and state securities laws.

     (b) Parent shall take such action as may be reasonably required to cause the Parent Common Shares issuable in the Reorganization to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that Parent shall not be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Effective Date, so subject.

     4.2  SHAREHOLDER APPROVALS.

     (a) ShopKo shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary duly to call, give notice of, convene and hold a special meeting of its shareholders ("ShopKo Special Meeting") for the purpose of securing the approval and adoption of the ShopKo Plan by the holders of a majority of the issued and outstanding ShopKo Common Shares ("ShopKo Shareholders' Approval"), (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its articles of incorporation and by-laws, (iii) subject to the fiduciary duties of the ShopKo Board, recommend to its shareholders the approval of the ShopKo Plan, and (iv) cooperate and consult with Phar-Mor with respect to each of the foregoing matters.

     (b) Phar-Mor shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its shareholders ("Phar-Mor Special Meeting") for the purpose of securing the approval and adoption of the Phar-Mor Plan by the holders of a majority of the issued and outstanding Phar-Mor Common Shares ("Phar-Mor Shareholders' Approval"), (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and its articles of incorporation and by-laws, (iii) subject to the fiduciary duties of the Phar-Mor Board, recommend to its shareholders the approval of the Phar-Mor Plan, and (iv) cooperate and consult with ShopKo with respect to each of the foregoing matters.

     (c) The ShopKo Special Meeting for the purpose of securing the ShopKo Shareholders' Approval and the Phar-Mor Special Meeting for the purpose of securing the Phar-Mor Shareholders' Approval, shall be held on or before such date or dates as ShopKo and Phar-Mor shall jointly determine.

4.3  LEGAL REQUIREMENTS FOR REORGANIZATION.

     (a) ShopKo will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Reorganization and will promptly cooperate with and furnish information to Phar-Mor in connection with any such requirements imposed upon Phar-Mor or any Phar-Mor Subsidiary in connection with the Reorganization.

     (b) Phar-Mor will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Reorganization and will promptly cooperate with and furnish information to ShopKo in connection with any such requirements imposed upon either ShopKo or any ShopKo Subsidiary in connection with the Reorganization.

     (c) ShopKo and Phar-Mor shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder with respect to the Reorganization Plan, and shall use all commercially reasonable efforts to make such filing promptly and to respond promptly to any requests for additional information made by either of such governmental authorities.

     4.4 LISTING APPLICATION. Parent shall prepare and submit to the New York Stock Exchange ("NYSE") a listing application covering Parent Common Shares to be issued in the Reorganization, and shall use all reasonable efforts to obtain, prior to the Effective Date, approval for the listing of such Parent Common Shares upon official notice of issuance; provided, that if such approval is not obtained, Parent shall promptly prepare and submit to Nasdaq a listing application covering Parent Common Shares to be issued in the Reorganization, and shall use all reasonable efforts to obtain, prior to the Effective Date, approval for the listing of such Parent Common Shares upon official notice of issuance.

     4.5  EMPLOYMENT AGREEMENTS.

     (a) Phar-Mor. Subject to the terms and conditions of such agreements and arrangements, all existing employment agreements and severance arrangements between Phar-Mor and any of its employees including all related health benefits, will remain in place and be unaffected by the Reorganization.

     (b) ShopKo. All existing employment agreements and severance arrangements between ShopKo and its any of its employees including all related health benefits, will remain in place and be unaffected by the Reorganization; provided, that the existing severance agreements between

ShopKo and Dale P. Kramer, William J. Podany and Jeffrey A. Jones shall, in connection with the Reorganization, be superseded by employment agreements substantially in the forms attached hereto as Exhibits E, F and G, respectively.

     4.6 INVESTIGATIONS. Subject to currently existing contractual and legal restrictions applicable to ShopKo (which ShopKo represents and warrants are not material) or to Phar-Mor (which Phar-Mor represents and warrants are not material), and upon reasonable notice, each of ShopKo and Phar-Mor shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other party ("Respective Representatives") access, during normal business hours throughout the period prior to the Effective Date or until this Agreement is terminated, to its properties, books and records (including, without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Respective Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section shall affect or be deemed to modify any of the respective representations or warranties made by ShopKo or Phar-Mor.

     4.7  CONFIDENTIALITY.

     (a) Except for the use of information as required in connection with the Registration Statement and any other governmental filings required in order to complete the transactions contemplated herein, all information received by ShopKo, Phar-Mor, or Parent and their respective representatives pursuant to the terms of this Agreement (or as part of any due diligence investigation conducted in connection prior to the execution thereof) shall be kept in strictest confidence by the receiving party and its representatives. If the Reorganization shall fail to be consummated, all copies of documents or extracts thereof containing information and data as to one of the other parties, including all information prepared by the receiving party or such receiving party's representatives, shall be turned over to the party furnishing the same, except that such information prepared by the receiving party or such receiving party's representatives may be destroyed at the option of the receiving party, with notice of such destruction (or return) to be confirmed in writing to the disclosing party. Any information not so destroyed (or returned) shall remain subject to these confidentiality provisions until the second anniversary of the Effective Date.

     (b) The foregoing confidentiality provisions shall not apply to such portions of the information received which (i) are or become generally available to the public through no action by the receiving party or by such party's representatives or (ii) are or become available to the receiving party on a nonconfidential basis from a source other than the disclosing party or its representatives, which the receiving party believes, after reasonable inquiry, it is not prohibited from disclosing such portions to it by a contractual, legal or fiduciary obligation, and shall not apply to any disclosure by Parent of any information disclosed by ShopKo or Phar-Mor, so long as such disclosure occurs after the Closing.

     4.8 NO SOLICITATION OF EMPLOYEES. Except as otherwise contemplated by the terms of this Agreement, from the date of this Agreement through the Effective Date and, in the event of a termination of this Agreement prior to Closing, for a period of twelve months following the date of such termination, no party hereto shall solicit the services of any then current employee of any other party hereto without the express written consent of such other party.

     4.9 BEST EFFORTS; ADDITIONAL AGREEMENTS AND PROVISIONS. Subject to the terms and conditions of this Agreement and the fiduciary duties of the Phar-Mor Board and the ShopKo Board, respectively, under applicable law (as determined in good faith by such board based on the advice of outside counsel), each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the financing contemplated in Section 5.1(i). If any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. The parties hereto agree to use their respective reasonable efforts to challenge any action, including using all reasonable efforts to have any order or injunction vacated or reversed, brought against any of the parties hereto seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing provisions of this Section 4.9, each of Phar-Mor and ShopKo acknowledge and agree that, prior to the Effective Date, and subject to the provisions of this Agreement including, without limitation, the covenants set forth in Article III hereof, Phar-Mor and ShopKo shall continue to conduct their respective businesses independently and there will be no transactions between Phar-Mor and ShopKo without the consent of their respective boards of directors; provided, that each of the parties hereto shall cooperate, and shall use its reasonable efforts to cause its respective officers to cooperate, with each other party hereto so as to satisfy the conditions as to financing hereunder and to plan an expeditious and orderly integration of the businesses and operations of ShopKo and Phar-Mor as soon as practicable following consummation of the Reorganization.

     4.10 NO SOLICITATIONS. Each party hereto shall not, and shall cause its Subsidiaries and its officers, directors, agents, representatives and affiliates not to, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal, or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any Person relating to any Takeover Proposal. Each party hereto shall notify the other party orally and in writing of any inquiries, offers or proposals concerning any Takeover Proposal (including, without limitation, the terms and conditions of any such inquiry, offer or proposal and the identity of the Person making it), within 24 hours of the receipt thereof and shall give the other party five days' advance written notice of any agreement to be entered into with or any information to be supplied to any Person making such inquiry, offer or proposal in accordance with the last sentence of this Section 4.10. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal. As used in this Section 4.10, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving a substantial equity interest in or a substantial portion of the assets of ShopKo or Phar-Mor, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, ShopKo or Phar-Mor other than pursuant to the transactions contemplated by this

Agreement. Notwithstanding anything in this Section 4.10 to the contrary, unless the ShopKo Shareholders' Approval and the Phar-Mor Shareholders' Approval have been obtained, any party hereto may, to the extent required by the fiduciary duties of the Board of Directors of such party under applicable law (as determined in good faith by the Board of Directors of such party based on the advice of outside counsel), participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of such party and its Subsidiaries to any Person in connection with a possible Takeover Proposal with respect to such party by such Person.

     4.11 AFFILIATES. Phar-Mor and ShopKo each will use its best efforts to obtain and deliver on or prior to the Effective Date written undertakings from all Persons who, it reasonably believes, are "Affiliates" of Phar-Mor or ShopKo within the meaning of Rule 145 promulgated by the Commission under the Securities Act, which undertakings shall, in form and substance reasonably satisfactory to Swidler & Berlin, Chartered, obligate such "Affiliates" not to sell or otherwise dispose of any of the Parent Common Shares received by them pursuant to the Reorganization in violation of the registration requirements of the Securities Act or the rules and regulations of the Commission promulgated thereunder. Such undertakings shall provide that such "Affiliates" agree that for a reasonable period of time following the consummation of the Reorganization there may be placed upon the certificates representing Parent Common Shares received by them pursuant to the Reorganization, or any substitutions therefor, a legend stating in substance that Parent may refuse to transfer such shares in the absence of an effective registration statement as to such transfer, or an opinion of counsel reasonably satisfactory to Swidler & Berlin, Chartered that such registration is not required; provided, however, Parent agrees to remove such legend at such time as the prohibitions are no longer in effect.

     4.12 PERIODIC REPORTS. Each of Phar-Mor and ShopKo covenants that it will file with the Commission on a timely basis all periodic reports required to be filed by it by the federal securities laws and the rules and regulations of the Commission thereunder from the date of this Agreement through the Effective Date, and that each such report will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make statement therein, in the light of the circumstances under which they were made, not misleading.

     4.13 DIRECTORS' AND OFFICERS' INDEMNIFICATION. It is understood and agreed that each of Phar-Mor and ShopKo shall continue to keep in full force and effect
(a) the provisions of its respective Articles of Incorporation and Bylaws regarding indemnification and limitation of liabilities of officers and directors and (b) for a period of six years after expiration of the respective policies as currently in force, the existing "directors' and officers' insurance" coverage maintained by each of Phar-Mor and ShopKo. This Section 4.13 shall survive the consummation of the Reorganization. At the consummation of the Reorganization, and as a condition thereto, Phar-Mor and ShopKo shall each affirm in writing to each of its respective officers and directors the obligations of Phar-Mor and ShopKo, respectively, under this Section 4.13. Parent shall guarantee the obligations of Phar-Mor and ShopKo under this Section 4.13.

     4.14 PARENT BUY BACK. Parent covenants and agrees that, immediately upon the effectiveness of the Reorganization, it shall consummate the Parent Buy Back, subject to the terms and conditions of the Stock Purchase Agreement. In the event of termination of this Agreement other than as a result of a material breach hereof by ShopKo, on the one hand, or Phar-Mor, on the other, all expenses, fees (including filing fees), financing commitment and other costs incurred by the parties hereto in connection with the Parent Buy-Back Financing shall be borne 75% by ShopKo and 25% by Phar-Mor.

          4.15 EXPENSES. Except as otherwise provided in Sections 4.14 and 6.2, each party shall bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.


                                   ARTICLE V

                              CONDITIONS PRECEDENT

          5.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE REORGANIZATION. The respective obligations of each of the parties to effect the Reorganization shall be subject to the satisfaction or waiver of each of the following conditions:

          (a) Approval of Holders of Phar-Mor Common Shares. The Phar-Mor Plan shall have been approved and adopted by the required affirmative vote of the holders of the outstanding Phar-Mor Common Shares in accordance with Pennsylvania Law and Phar-Mor's Articles of Incorporation and Bylaws voting at a meeting in which a quorum is present.

          (b) Approval of Holders of ShopKo Common Shares. The ShopKo Plan shall have been approved and adopted by the required affirmative vote of the holders of the outstanding ShopKo Common Shares in accordance with Minnesota Law and ShopKo's Articles of Incorporation and Bylaws voting at a meeting in which a quorum is present.

          (c) Registration Statement. The Registration Statement shall have been declared effective and shall be effective on the Effective Date, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the Parent Common Shares shall have been received and shall be in full force and effect.

          (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Reorganization under the HSR Act shall have expired or been terminated.

          (e) Injunction. On the Effective Date there shall be no judgment, decree, injunction, ruling or order of any court, governmental department, authority, commission, agency or instrumentality outstanding against Parent, Phar-Mor or ShopKo which prohibits, restricts or delays consummation of the Reorganization or the Parent Buy Back or the satisfaction of any of the conditions to the consummation of the Reorganization or the Parent Buy Back, or limits in any material respect the right of Parent to control, from and after the Effective Date (i) ShopKo or any material aspect of the business of ShopKo and the ShopKo Subsidiaries or (ii) Phar-Mor or any material aspect of the business of Phar-Mor and the Phar-Mor Subsidiaries.

          (f) Exchange Listing. The Parent Common Shares required to be issued hereunder shall have been approved for listing on NYSE or Nasdaq, subject to official notice of issuance.

          (g) Credit Facilities. Each of ShopKo and Phar-Mor shall have received written confirmation of the continuation of their respective existing financing facilities prior to or effective as of Closing, or, in the alternative, a working capital facility commitment in form and substance reasonably acceptable to Phar-Mor and ShopKo, to be entered into prior to or concurrently with the Closing.

          (h) Dissenters' Rights. Holders of ShopKo Common Shares holding in excess of 5% of the ShopKo Common Shares shall not have exercised appraisal rights under Minnesota Law.

          (i) Parent Buy Back. At the Effective Date, there shall exist no condition or circumstance that would reasonably be expected to prevent or delay the consummation of the transactions contemplated in that certain Stock Purchase Agreement among Parent, Supervalu and Supermarket, dated as of the date of this Agreement, a copy of which is attached hereto as Exhibit H (the "Stock Purchase Agreement"), pursuant to which, immediately following the consummation of the Reorganization, Parent will on the Effective Date acquire all of the Parent Common Shares received by Supermarket as a result of the Reorganization (the "Parent Buy Back"). All documentation, payments and deliveries necessary to consummate the Parent Buy Back pursuant to the terms of the Stock Purchase Agreement shall be completed at or before Closing and held in escrow pending the Effective Date. Without limiting the foregoing, at the Effective Date, Parent shall have received a financing commitment or other reasonable assurances from one or more underwriters, placement agents or other financing sources (on terms and conditions reasonably acceptable to each of Parent, Phar-Mor and ShopKo) that Parent (together with its Subsidiaries from and after the Effective Date) may obtain financing of at least $100 million (the "Parent Buy-Back Financing"), and all documents and deliveries necessary to consummate such financing shall be completed at or before Closing and held in escrow pending the Effective Date. Notwithstanding any provision to the contrary, the conditions set forth in this
Section 5.1(i) may not be waived without the prior written consent of Supervalu, which consent may not be unreasonably withheld or delayed.

          (j) Solvency Opinion. Each of Parent, Phar-Mor, Supervalu and ShopKo shall have received a solvency opinion from a nationally recognized valuation firm reasonably acceptable to each of Parent, Phar-Mor and ShopKo, dated the Effective Date, in a form reasonably acceptable to Parent, Phar-Mor and ShopKo.

          5.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PHAR-MOR AND PARENT. The obligations of Phar-Mor and Parent to effect the Reorganization are also subject to the satisfaction or waiver of each of the following conditions, as determined by the Phar-Mor Board:

          (a) Agreements. ShopKo shall have performed in all material respects each covenant, agreement, obligation and condition to be performed or complied with by it hereunder on or prior to the Effective Date.

          (b) Representations and Warranties. The representations and warranties of ShopKo set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Date as if made at and as of such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (c) Officer's Certificate. Phar-Mor shall have received a certificate, dated as of the Effective Date, of the President or a Vice President of ShopKo to the effect that, to the best of the knowledge, information and belief of such officer, the conditions specified in paragraphs
(a) and (b) above have been fulfilled.

          (d) Lack of Adverse Change. Since the date hereof, there shall have been no ShopKo Material Adverse Effect.

          (e)  Consents from Third Parties.  All necessary consents set forth on
Schedule 5.2 in connection with the transactions contemplated by this Agreement shall have been received.

          (f) Tax Effect of the Reorganization. Phar-Mor shall have received an opinion dated as of the Effective Date from Swidler & Berlin, Chartered, counsel for Phar-Mor, to the effect that the Reorganization will be treated, for federal income tax purposes, as a tax-free transfer of property to Parent by the holders of Phar-Mor Common Shares, to the extent such holders receive Parent Common Shares in the Reorganization.

          (g) Letters from Accountants. Parent and Phar-Mor shall have received two letters, one dated as of the date the Proxy Statement is mailed to the shareholders of ShopKo and the other dated as of the Effective Date, from Deloitte & Touche confirming that they are independent accountants with respect to ShopKo and its Subsidiaries, and stating in effect that (i) in their opinion the financial statements examined by them and included or incorporated by reference in the Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act, the Exchange Act and the published rules and regulations thereunder, and (ii) on the basis of a reading of the latest available interim financial statements of ShopKo and its Subsidiaries, inquiries of officials of ShopKo and its Subsidiaries responsible for financial and accounting matters, and a reading of the minutes of ShopKo and its Subsidiaries as set forth in the minute books to a specified day not more than five days prior to the date of delivery of such letter, nothing came to their attention that caused them to believe that:

               (i) any unaudited consolidated condensed financial statements of ShopKo and its Subsidiaries in the Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder and are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the most recent ShopKo audited financial statements included in, or incorporated into, the Proxy Statement;

               (ii) any unaudited consolidated financial statements of ShopKo and its Subsidiaries prepared subsequent to the date of the Proxy Statement are not prepared on a basis substantially consistent with that of the most recent ShopKo audited financial statements included in, or incorporated into, the Proxy Statement; and

               (iii) for the period subsequent to the date of the latest available unaudited consolidated financial statements of ShopKo and its Subsidiaries and as of a specified date not more than five (5) days prior to the date of delivery of such letter, there was any change in capital stock and any increases in consolidated long-term debt or any decrease in consolidated net assets as compared with amounts shown on the most recent unaudited ShopKo balance sheet included in, or incorporated into, the Proxy Statement, except for any change, increase or decrease which the Proxy Statement discloses has occurred or may occur;

          (h) ShopKo Exchange. The ShopKo Exchange shall be consummated, in accordance with the provisions hereof (without amendment, variance or waiver of any provision unless approved in writing by Phar-Mor) as of the Effective Date, simultaneously with consummation of the Phar-Mor Exchange.

          (i) Resignation of ShopKo Board. Each member of the ShopKo Board shall have submitted a written resignation to ShopKo, with copies to Phar-Mor, which resignations shall be effective as of the Effective Date.

          (j) Termination of Rights Agreement. Effective on or before the Effective Date, the ShopKo Board shall have terminated the Rights Agreement dated July 3, 1996, between ShopKo and Norwest Bank Minnesota, National Association, and evidence of such termination shall be submitted to Phar-Mor at Closing.

          5.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SHOPKO. The obligations of ShopKo to effect the Reorganization are also subject to the satisfaction or waiver of each of the following conditions, as determined by the ShopKo Board:

          (a) Agreements. Phar-Mor shall have performed in all material respects each covenant, agreement, obligation and condition to be performed or complied with by it hereunder on or prior to the Effective Date.

          (b) Representations and Warranties. The representations and warranties of Phar-Mor set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Date as if made at and as of such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respect as of such date.

          (c) Officer's Certificate. ShopKo shall have received a certificate, dated as of the Effective Date, of the President or a Vice President of Phar-Mor to the effect that, to the best of the knowledge, information and belief of such officer, the conditions specified in paragraphs (a) and (b) above have been fulfilled.

          (d) Lack of Adverse Change. Since the date hereof, there shall have been no Phar-Mor Material Adverse Effect.

          (e) Consents from Third Parties.  All necessary consents set forth on
Schedule 5.3 in connection with the transactions contemplated by this Agreement shall have been received.

          (f) Tax Effect of the Reorganization. ShopKo shall have received an opinion dated as of the Effective Date from Sidley & Austin, special counsel for ShopKo, to the effect that the Reorganization will be treated, for federal income tax purposes, as a tax-free transfer of property to Parent by the holders of ShopKo Common Shares, to the extent such holders receive Parent Common Shares in the Reorganization.

          (g) Letters from Accountants. ShopKo shall have received two letters, one dated as of the date the Proxy Statement is mailed to the shareholders of Phar-Mor and the other dated as of the Effective Date, from Deloitte & Touche confirming that they are independent accountants with respect to Phar-Mor and its Subsidiaries, and stating in effect that (i) in their opinion the financial statements examined by them and included or incorporated by reference in the Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act, the Exchange Act and the published rules and regulations thereunder, and (ii) on the basis of a reading of the latest available interim financial statements of Phar-Mor and its Subsidiaries, inquiries of officials of Phar-Mor and its Subsidiaries responsible for financial and accounting matters, and a reading of the minutes of Phar-Mor and its Subsidiaries as set forth in the minute books to a specified day not more than five days prior to the date of delivery of such letter, nothing came to their attention that caused them to believe that:

               (i) any unaudited consolidated condensed financial statements of Phar-Mor and its Subsidiaries in the Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder and are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the most recent Phar-Mor audited financial statements included in the Proxy Statement;

               (ii) any unaudited consolidated financial statements of Phar-Mor and its Subsidiaries prepared subsequent to the date of the Proxy Statement are not prepared on a basis substantially consistent with that of the most recent Phar-Mor audited financial statements included in the Proxy Statement; and

               (iii) for the period subsequent to the date of the latest available unaudited consolidated financial statements of Phar-Mor and its Subsidiaries and as of a specified date not more than five (5) days prior to the date of delivery of such letter, there was any change in capital stock and any increases in consolidated long-term debt or any decrease in consolidated net assets as compared with amounts shown on the most recent Phar-Mor unaudited balance sheet included in the Proxy Statement, except for any change, increase or decrease which the Proxy Statement discloses has occurred or may occur;

          (h) Phar-Mor Exchange. The Phar-Mor Exchange shall be consummated, in accordance with the provisions hereof (without amendment, variance or waiver of any provision unless approved in writing by ShopKo) as of the Effective Date, simultaneously with consummation of the ShopKo Exchange.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

          6.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date:

          (a) by mutual consent of the Phar-Mor Board and the ShopKo Board;

          (b) by the Phar-Mor Board or the ShopKo Board (i) if the Effective Date shall not have occurred on or before March 31, 1997; (ii) if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Reorganization or the Parent Buy Back or (iii) if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Reorganization or the Parent Buy Back, and such order, judgment or decree shall have become final and nonappealable;

          (c) by the Phar-Mor Board or the ShopKo Board if at the Phar-Mor Special Meeting or the ShopKo Special Meeting (including any adjournment thereof), the Phar-Mor Plan or the ShopKo Plan, respectively, shall fail to be approved and adopted by the votes referred to in Section 5.1;

          (d) by the Phar-Mor Board prior to the date originally set forth in the Proxy Statement for the ShopKo Special Meeting if the Exchange Ratio, as adjusted, shall be greater than 3.140, unless ShopKo agrees, by written notice delivered to Phar-Mor within three (3) days after the end of the Pricing Period, that the Exchange Ratio shall be set at 3.140;

          (e) by the ShopKo Board prior to the date originally set forth in the Proxy Statement for the ShopKo Special Meeting if the Exchange Ratio, as adjusted, shall be less than 1.895, unless Phar-Mor agrees, by written notice delivered to ShopKo within three (3) days after the end of the Pricing Period, that the Exchange Ratio shall be set at 1.895;

          (f) by the Phar-Mor Board in the event there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of ShopKo and such breach has not been cured within ten
(10) business days after notice thereof to ShopKo;

provided, that Phar-Mor is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

          (g) by the ShopKo Board in the event there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Phar-Mor and such breach has not been cured within ten
(10) business days after notice thereof to Phar-Mor; provided, that ShopKo is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

          (h) by ShopKo, upon five days' prior written notice to Phar-Mor, if, as a result of a tender offer by a party other than Phar-Mor or any of its affiliates or any written offer or proposal with respect to a merger or sale of a material portion of its assets or other business combination (each, a "Business Combination") by a party other than Phar-Mor or any of its affiliates, the ShopKo Board determines in good faith that its fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the ShopKo Board shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, ShopKo shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Phar-Mor to make such adjustments in the terms and conditions of this Agreement as would enable ShopKo to proceed with the transactions contemplated herein; provided, further, that ShopKo and Phar-Mor acknowledge and affirm that notwithstanding anything in this Section 6.1(h) to the contrary, the parties hereto intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits which the parties expect to derive from the Reorganization;

          (i) by Phar-Mor, upon five days' prior written notice to ShopKo if, as a result of a tender offer by a party other than ShopKo or any of its affiliates or any written offer or proposal with respect to a Business Combination by a party other than ShopKo or any of its affiliates, the Phar-Mor Board determines in good faith that its fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Phar-Mor Board shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, Phar-Mor shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with ShopKo to make such adjustments in the terms and conditions of this Agreement as would enable Phar-Mor to proceed with the transactions contemplated herein; provided, further, that ShopKo and Phar-Mor acknowledge and affirm that notwithstanding anything in this Section 6.1(i) to the contrary, the parties hereto intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits which the parties expect to derive from the Reorganization;

          (j) by ShopKo, if the Phar-Mor Board (i) shall withdraw or modify in any manner adverse to ShopKo its approval of this Agreement and the transactions contemplated hereby or its recommendation to its shareholders regarding the approval of this Agreement, (ii) shall fail to reaffirm such approval or recommendation upon the reasonable request of ShopKo, (iii) shall approve or recommend any acquisition by a third party of Phar-Mor or a material portion of its assets or any tender offer for the Phar-Mor Common Shares, or (iv) shall resolve to take any of the actions specified in clause (i), (ii) or (iii); provided, however, that ShopKo and Phar-Mor acknowledge and affirm that notwithstanding anything in this Section 6.1(j) to the contrary, the parties hereto intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits which the parties expect to derive from the Reorganization; and

          (k) by Phar-Mor, if the ShopKo Board (i) shall withdraw or modify in any manner adverse to Phar-Mor its approval of this Agreement and the transactions contemplated hereby or its recommendation to its shareholders regarding the approval of this Agreement, (ii) shall fail to reaffirm such approval or recommendation upon the reasonable request of Phar-Mor, (iii) shall approve or recommend any acquisition by a third party of ShopKo or a material portion of its assets or any tender offer for the ShopKo Common Shares or (iv) shall resolve to take any of the actions specified in clause (i), (ii) or (iii); provided, however, that ShopKo and Phar-Mor acknowledge and affirm that notwithstanding anything in this Section 6.1(k) to the contrary, the parties hereto intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits which the parties expect to derive from the Reorganization.

          6.2  EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement as provided in Sections 6.1(a) through 6.1(e), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Phar-Mor or ShopKo or their respective officers or directors; provided, however, that nothing in this section shall release any party hereto from liability for any breach of this Agreement.

          (b) In the event of termination of this Agreement as a result of a material breach thereof by ShopKo, on the one hand, or Phar-Mor, on the other, the breaching party shall reimburse the non-breaching party for all expenses, fees, financing commitments and other costs incurred by or on behalf of the non-breaching party in connection with the Reorganization and the Parent Buy-Back not in excess of $500,000, which remedy shall be in addition to, and not in lieu of, all other remedies which the non-breaching party may have. In addition to the foregoing:

               (i) if this Agreement is terminated prior to the Effective Date as provided in Section 6.1(f) and, prior to such termination, a ShopKo Triggering Event shall have occurred, ShopKo shall pay Phar-Mor a fee of $15 million payable in cash, plus any expenses identified in Section 6.2(b); and

               (ii) if this Agreement is terminated prior to the Effective Date as provided in Section 6.1(g) and prior to such termination, a Phar-Mor Triggering Event shall have occurred, Phar-Mor shall pay ShopKo a fee of $3 million payable in cash, plus any expenses identified in
          Section 6.2(b).

               (iii) If this Agreement is terminated (i) at such time that this Agreement is terminable pursuant to one of Section 6.1(h) or Section 6.1(i) but not the other, or (ii) is terminated pursuant to Section 6.1(j) or Section 6.1(k), then (A) in the event of a termination pursuant to Section 6.1(i) or Section 6.1(j) Phar-Mor shall pay to ShopKo, and (B) in the event of a termination pursuant to Section 6.1(h) or Section 6.1(k), ShopKo shall pay to Phar-Mor, promptly (but not later than five business days after such notice is received pursuant to Section 6.1(h) or Section 6.1(i) or is given pursuant to
          Section 6.1(j) or Section 6.1(k)) an amount equal to $15 million in cash if required to be paid by ShopKo and $3 million in cash if required to be paid by Phar-Mor, plus in each case cash in an amount equal to all documented out-of-pocket expenses and fees incurred by the other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Reorganization or the transactions contemplated by this Agreement) not in excess of $500,000.

A "ShopKo Triggering Event" shall mean: (i) the acceptance in writing by ShopKo of any Business Combination proposal; (ii) the recommendation by the ShopKo Board not to oppose any tender offer for capital stock of ShopKo by a third party; (iii) a withdrawal or material modification by the ShopKo Board of its authorization, approval or recommendation to the shareholders of ShopKo with respect to the ShopKo Plan or the failure by the ShopKo Board to approve or take steps necessary to consummate the Reorganization; or (iv) the acquisition by any person, entity or group (as the term is used in Section 13(d)(3) of the Exchange Act ("Section 13(d)(3)"), other than Supervalu, of beneficial ownership with respect to more than twenty percent (20%) of the ShopKo Common Shares. A "Phar-Mor Triggering Event" shall mean (i) the acceptance in writing by Phar-Mor of any Business Combination proposal; (ii) the recommendation of the Phar-Mor Board not to oppose any tender offer for capital stock of Phar-Mor by a third party; (iii) a withdrawal or material modification by the Phar-Mor Board of its authorization, approval or recommendation to the shareholders of Phar-Mor with respect to the Phar-Mor Plan or the failure by the Phar-Mor Board to approve or take steps necessary to consummate the Reorganization; or (iv) the acquisition by any person, entity or group (as the term is used in Section 13(d)(3)), other than Hamilton Morgan and its affiliates, of beneficial ownership with respect to more than twenty percent (20%) of the Phar-Mor Common Shares.

          (c) The parties agree that the agreements contained in this Section 6.2(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to pay promptly to the other any expense and/or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

          (d) Notwithstanding anything herein to the contrary, the aggregate amount payable by Phar-Mor and its affiliates pursuant to Section 6.2(b) shall not exceed $3.5 million and the aggregate amount payable by ShopKo and its affiliates pursuant to Section 6.2(b) shall not exceed $15.5 million.

          6.3 AMENDMENT. This Agreement may be amended by an instrument in writing approved by the Phar-Mor Board and the ShopKo Board and signed on behalf of each of the parties hereto; provided, however, that after adoption of this Agreement and the Reorganization by the shareholders of Phar-Mor or ShopKo, no such amendment may be made without the further approval of such approving shareholders except to the extent permitted by Minnesota Law or Pennsylvania Law, as applicable.

          6.4 WAIVER. At any time prior to the Effective Date, whether before or after the Phar-Mor Special Meeting or the ShopKo Special Meeting, Phar-Mor, by action taken by the Phar-Mor Board, or ShopKo, by action taken by the ShopKo Board, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                  ARTICLE VII

                               GENERAL PROVISIONS

          7.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties of Phar-Mor or ShopKo contained in Article II shall survive Closing. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Date.

          7.2 NOTICES. All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given if delivered in person or by messenger, cable, telegram or telex or facsimile transmission or by a reputable overnight delivery service which provides for evidence of receipt to the parties at the following addresses or telecopier numbers (or at such other address, or telecopy number for a party as shall be specified by like notice):

          (a)  if to ShopKo, to:

               ShopKo Stores, Inc.
               700 Pilgrim Way
               P.O. Box 19060
               Green Bay, WI 54307-9060
               Attn: Richard J. Schepp
               with a copy to:

               Randall J. Erickson, Esq.
               Godfrey & Kahn, S.C.
               780 North Water Street
               Milwaukee, WI 53202-3590

               and

               Thomas A. Cole, Esq.
               Sidley & Austin
               One First National Plaza
               Chicago, IL 60603

          (b)  if to Phar-Mor or Parent, to:

               Phar-Mor, Inc.
               20 Federal Plaza West
               Youngstown, OH 44501-0400
               Attn: John R. Ficarro, General Counsel

               with a copy to:

               Morris F. DeFeo, Jr., Esq.
               Swidler & Berlin, Chartered
               3000 K Street, N.W.
               Washington, D.C. 20007-5116

          7.3 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto and the documents and the instruments referred to herein and therein), constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          7.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law of such state, and, to the extent applicable, Minnesota Law and Pennsylvania Law.

          7.5 VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

          7.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, whether by operation of law or otherwise, without the express prior written consent of each of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, legal representatives and permitted assigns.

          7.7  NO THIRD PARTY BENEFICIARIES.  Except for the provisions in
Section 4.13 concerning indemnification, which are intended for the benefit only of those Persons specified therein, Section 1.7 concerning Independent Directors, which are intended for the benefit of the ShopKo Board and the Phar-Mor Board as specified in such section, and Section 5.1(i), which, in addition to the parties hereto, is also intended for the benefit of Supervalu, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          7.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          7.9 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if more fully set forth herein.

          7.10 INTERPRETATION. When reference is made in this Agreement to Annexes, Exhibits or Sections, such reference shall be to an Annex, Exhibit to or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          7.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, ShopKo, Phar-Mor and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                               SHOPKO STORES, INC.


                               By: /s/ Dale P. Kramer
                                  ----------------------------------------------
                                   Name:   Dale P. Kramer
                                   Title:  President and Chief Executive Officer


                               PHAR-MOR, INC.


                               By: /s/ Robert M. Haft
                                  ----------------------------------------------
                                   Name:   Robert M. Haft
                                   Title:  Chairman of the Board and Chief
                                           Executive Officer




                               CABOT NOBLE, INC.


                               By: /s/ Robert M. Haft
                                  ----------------------------------------------
                                   Name:   Robert M. Haft
                                   Title:  Chairman of the Board and Chief
                                           Executive Officer


                                    ANNEX A                                                     Agreement and Plan of Reorganization
                                    -------

                                                          Exchange Ratio
                                                            (Number of      Aggregate Value           Fixed          Aggregate Value
                                            Assumed       Parent Shares       received Per        Exchange Ratio      received Per
                                           Phar-Mor     exchanged for each    ShopKo Share         [Pursuant to       ShopKo Share
                                          Share Price     ShopKo Share)         Exchanged     Sections 6.1(d) & (e)]   Exchanged
                                          -----------     ------------          ---------     ----------------------   ---------
                                           $ 5.000           3.450               $17.250               3.140            $15.700
Phar-Mor Conditional Termination Right     $ 5.250           3.286               $17.250               3.140            $16.485
- ------------------------------------------------------------------------------------------------------------------------------------
                                           $ 5.500           3.136               $17.250               3.136            $17.250
                                           $ 5.750           3.000               $17.250               3.000            $17.250
                                           $ 6.000           2.875               $17.250               2.875            $17.250
                                           $ 6.250           2.760               $17.250               2.760            $17.250
                                           $ 6.500           2.654               $17.250               2.654            $17.250
                                           $ 6.750           2.556               $17.250               2.556            $17.250
                                           $ 7.000           2.464               $17.250               2.464            $17.250
                                           $ 7.188           2.400               $17.250               2.400            $17.250
                                           $ 7.250           2.400               $17.400               2.400            $17.400
                                           $ 7.375           2.400               $17.700               2.400            $17.700
                                           $ 7.500           2.400               $18.000               2.400            $18.000
                                           $ 7.750           2.323               $18.000               2.323            $18.000
                                           $ 8.000           2.250               $18.000               2.250            $18.000
                                           $ 8.250           2.182               $18.000               2.182            $18.000
                                           $ 8.500           2.118               $18.000               2.118            $18.000
                                           $ 8.750           2.057               $18.000               2.057            $18.000
                                           $ 9.000           2.000               $18.000               2.000            $18.000
                                           $ 9.250           1.946               $18.000               1.946            $18.000
                                           $ 9.500           1.895               $18.000               1.895            $18.000
- ------------------------------------------------------------------------------------------------------------------------------------
ShopKo Conditional Termination Right       $ 9.750           1.846               $18.000               1.895            $18.476
                                           $10.000           1.800               $18.000               1.895            $18.950

                           LIST OF OMITTED SCHEDULES
                           -------------------------

Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit upon request.


Exhibit B                Form of Revised Certificate of Incorporation of
                           Cabot Noble
Exhibit C                Certificate of Incorporation of Cabot Noble, Inc.
Exhibit D                By-Laws of Cabot Noble, Inc.

Schedule 1.2             Phar-Mor Options and Warrants
Schedule 1.3             ShopKo Options and Warrants
Schedule 1.8             Executive Officers of Cabot Noble
Schedule 2.1(b)          ShopKo Subsidiaries
Schedule 2.1(c)          ShopKo Capitalization
Schedule 2.1(e)          ShopKo Exceptions to Noncontravention
Schedule 2.1(h)          ShopKo Liabilities
Schedule 2.1(i)          ShopKo Changes and Events
Schedule 2.1(l)          ShopKo Litigation
Schedule 2.1(m)          ShopKo Taxes and Tax Returns
Schedule 2.1(n)          ShopKo Real Estate Matters
Schedule 2.1(p)          ShopKo ERISA Matters
Schedule 2.1(q)          ShopKo Environmental Matters
Schedule 2.1(r)          ShopKo Employee Matters
Schedule 2.1(s)          ShopKo Intellectual Property
Schedule 2.1(u)          ShopKo Registration Rights
Schedule 2.2(b)          Phar-Mor Subsidiaries
Schedule 2.2(c)          Phar-Mor Capitalization
Schedule 2.2(e)          Phar-Mor Exceptions to Noncontravention
Schedule 2.2(g)          Phar-Mor Press Release dated August 22, 1996
Schedule 2.2(h)          Phar-Mor Liabilities
Schedule 2.2(i)          Phar-Mor Changes and Events
Schedule 2.2(l)          Phar-Mor Litigation
Schedule 2.2(m)          Phar-Mor Taxes and Tax Returns
Schedule 2.2(n)          Phar-Mor Real Estate Matters
Schedule 2.2(p)          Phar-Mor ERISA Matters
Schedule 2.2(q)          Phar-Mor Environmental Matters
Schedule 2.2(r)          Phar-Mor Employee Matters
Schedule 2.2(s)          Phar-Mor Intellectual Property
Schedule 2.2(u)          Phar-Mor Registration Rights
Schedule 2.3(b)          Cabot Noble Capitalization
Schedule 3.1             ShopKo Actions Pending Closing
Schedule 3.2             Phar-Mor Actions Pending Closing
Schedule 5.2             Consents From Third Parties
Schedule 5.3             Consents From Third Parties

                                                                       Exhibit E
                                                                       ---------

                                    FORM OF
                              EMPLOYMENT AGREEMENT
                              --------------------


          This Employment Agreement (the "Agreement") is entered into by and between Shopko Stores, Inc., a Minnesota corporation (the "Company"), and Dale Kramer ("Employee") as of ________ __, 1996.

          WHEREAS, Cabot Noble, Inc., a Delaware corporation ("Cabot Noble"), the Company and Phar-Mor, Inc., a Pennsylvania corporation ("Phar-Mor") have entered into an Agreement and Plan of Reorganization dated as of September __, 1996 (the "Plan") whereby the Company and Phar-Mor will become wholly-owned subsidiaries of Cabot Noble; and

          WHEREAS, the Plan will constitute a "Change of Control" for purposes of that Change of Control Severance Agreement dated April 10, 1995 between the Company and the Employee (the "Severance Agreement"); and

          WHEREAS, the Company wishes to retain the Employee to perform services for the Company pursuant to this Agreement, which Agreement shall supersede the Severance Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

I.  EMPLOYMENT AND TERM.

     The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. This Agreement shall commence on the Effective Date as defined in the Plan (the "Effective Date") and terminate one day before the third anniversary of the Effective Date (the "Stated Term"), subject to the provisions of Section IV of this Agreement.

II.  DUTIES.

     Subject to the provisions of Section IV of this Agreement:

     A. The Company will employ Employee and Employee will serve the Company for the Stated Term as its President and Chief Executive Officer with the same operational job responsibilities as he holds on the day prior to the Effective Date acknowledging that the Company will no longer be a public company as of the Effective Date. In addition, Employee will be a member of the Chairman's Council of Cabot Noble. Employee shall have such corporate power and authority as reasonably required to enable the discharge of duties in the office which he holds.

     B. Employee agrees to devote substantially all of his business time, energies and abilities to the business of the Company. Nothing herein shall prevent Employee, upon approval of the Board, from serving as a director or trustee of other corporations or businesses that are not in competition with the business of the Company as set forth in Section V of this Agreement or in competition with any present or future affiliate of the Company.

     C. Employee shall report to the Chairman of the Company or, at the Board's direction, to the Board.

III.  COMPENSATION.

     A. Base Salary. During the Stated Term, the Company will pay to Employee a base salary at the rate of $500,000 per year, subject to periodic review, not less frequently than annually, and possible increase (but not decrease) by the compensation committee (composed of independent directors) of the Board of Directors of Cabot Noble (the "Compensation Committee"). Such salary shall be earned weekly and shall be payable in arrears in periodic installments no less frequently than in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other deductions authorized by Employee or required by applicable law.

     B. Bonus. For the Company's fiscal year ending February 22, 1997, the Company will pay the Employee that bonus to which he is entitled under the Company's F'97 Executive Incentive Plan (the "Incentive Plan"), provided, however, that "earnings," for purposes of the earnings per share computation under the Incentive Plan, shall be increased by expenses and one-time charges related to the transactions set out in the Plan, including expenses associated with functions previously performed in Youngstown. The determination of the Company's public accountants as to these expenses and one-time charges shall be binding on the Employee and the Company. For the twelve-month period beginning on February 23, 1997, the Company will pay the Employee a bonus equal to the greater of (i) $250,000 or
(ii) the amount to which he is entitled under the incentive/bonus plan adopted by the Compensation Committee. Thereafter, the Company will pay the Employee a bonus equal to the amount to which he is entitled under the incentive/bonus plan adopted by the Compensation Committee. If the fiscal year of the Company is changed, the Compensation Committee will determine the bonus to be paid to the Employee for the short fiscal year and the subsequent fiscal year by prorating the bonus to which he would otherwise be entitled hereunder based on the number of months in the short year, or such other equitable method such that the Employee would not be economically disadvantaged compared to if the fiscal year had not been changed. Any bonus payable to Employee under this Section III.B. shall be paid within 90 days after the end of the applicable fiscal year.

     C. Option Grant. Employee shall also be eligible and entitled to receive on the Effective Date a nonqualified stock option for 175,000 shares of Cabot Noble common stock at a per share exercise price equal to the fair market of a
share of Cabot Noble common stock on the Effective Date (the "Option").   The
Option shall vest as to one-third of the shares on ___________ __, 1997, as to an additional one-third of the shares for a total of two-thirds of the shares on ____________ __, 1998 and as to the remaining one-third of the shares for a total of all of the shares on _____________ __, 1999. Notwithstanding the foregoing, if, during the Stated Term, the Employee's employment is terminated by the Company without Cause (as defined in Section IV.B. hereof) or the Employee terminates employment with the Company for Good Reason (as defined in
Section IV.C. hereof), the Option shall immediately vest.  In all events, the
Option shall   remain exercisable for the lesser of (i) three years after termination of employment with the Company for any reason other than termination by the Company for Cause or (ii) ten years after the Effective Date. During the term of this Agreement, Employee shall remain eligible, subject to the discretion of the Compensation Committee, to receive additional option awards.

     D. Other Stock or Equity Plans. Employee shall be eligible to participate under any other stock or equity incentive plan or benefit provided by the Company to senior officers at the discretion of the Compensation Committee. For purposes of this Agreement, "senior officer" means an officer of the Company of the rank of senior vice president or above.

     E. Welfare Benefit Plans. Employee and/or his family, as the case may be, shall (subject only to exceptions of general applicability or applicable legal requirements) be eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, pension, medical, prescription, dental, disability, and life insurance plans and programs) to the extent available generally to senior officers of the Company.

     F. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures of the Company as in effect generally with respect to senior officers.

     G. Vacation. Employee shall be entitled during the term of this Agreement to five (5) weeks paid vacation per annum. Employee may accumulate vacation only to the extent permitted by the policies, practices and procedures of the Company as in effect generally with respect to senior officers.

     H. Car or Car Allowance. Employee shall be entitled to a car or car allowance to the extent applicable generally to senior officers.

     I. Attorneys' Fee Reimbursement. On the later of (i) the Effective Date or (ii) ten days after the presentation of the invoice therefor, the Company shall pay to the law firm of McDermott, Will & Emery in Chicago an amount not to exceed $9,500 for legal fees incurred by the Employee.

     J. Supplemental Retirement Benefit. No later than 30 days after the Stated Term, the Company shall pay to the Employee, or, if the Employee is deceased, his Estate or such other beneficiary as he designates to the Company in writing, a lump sum amount equal to $950,000. In addition, the Company will use its best efforts to provide the Employee and his spouse with group medical and dental insurance comparable to that provided to senior officers for the period beginning with the Employee's termination of employment and ending with the Employee's 65th birthday.

     K. Reservation of Right to Amend. Except with respect to the benefits provided to Employee in accordance with Sections III.A., B., C., G., H., I. and J., the Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Employee so long as such action is taken with respect to senior officers or management generally and does not single out Employee.

IV.  TERMINATION.
     -----------

     A. Death or Disability. Employee's employment shall terminate automatically upon Employee's death. If the Company determines in good faith that a Disability of Employee has occurred (pursuant to the definition of Disability set forth below), Company may terminate Employee's employment by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment. In such event, Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of his duties.

     For purposes of this Agreement, "Disability" means a physical or mental impairment which (i) substantially limits a major life activity of Employee,
(ii) renders Employee unable to perform the essential functions of his position, even with reasonable accommodation that does not impose an undue hardship on the Company, and (iii) has contributed to Employee's absence from his duties with the Company on a full-time basis for more than 60 consecutive days. The Company reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information (as to items (i) and (ii) above) supplied by a physician selected by the Company or its insurers and acceptable to Employee or his legal representative (such agreement as to acceptability not to be withheld unreasonably).

     B. Cause. The Company may terminate Employee's employment for Cause (pursuant to the definition of Cause set forth below) by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment, setting forth in such notice the specific grounds therefor. In such event, Employees employment with the Company shall terminate effective as of the date of receipt of such notice by Employee.

     For purposes of this Agreement, "Cause" means (1) a material breach by Employee of Employee's obligations under Section II of this Agreement (other than as a result of incapacity due to physical or mental illness), which is demonstrably willful and deliberate on the Employee's part and is committed in bad faith or without reasonable belief that such conduct is in the best interests of the Company, or which is the result of Employee's gross neglect of duties, and, in either case, not remedied in a reasonable period of time not more than five days after receipt of written notice from the Board specifying such breach, (2) the conviction of Employee of a felony or other crime involving fraud, dishonesty or moral turpitude, or (3) the commission by the Employee of a fraud which results in a material financial loss to the Company.

     C. Good Reason. Employee may terminate Employee's employment for Good Reason (pursuant to the definition of Good

Reason set forth below) which is not remedied in a reasonable period of time not more than five days after notice thereof as provided below. Employee shall provide the Company written notice in accordance with Section XVI of Employee's intention to terminate Employee's employment for Good Reason, setting forth in such notice the grounds therefor. In such event, Employee's employment with the Company shall terminate effective as of the earlier of (x) the 15th day after the Company's receipt of such notice or (y) such later date as set forth in such notice, unless the Company has cured the grounds therefor.

     For purposes of this Agreement, "Good Reason" means (1) Employee's position (including responsibilities, title, reporting requirements or authority) is reduced below the level set forth in Section II.A. hereof; (2) the Company fails in any material respect to comply with the provisions of Section III of this Agreement; (3) the Company purports to terminate Employee's employment otherwise than as expressly permitted by this Agreement or without payment of any amounts required to be paid under Section IV.F; or (4) the Company required the Employee to be based at any office or location other than Green Bay, Wisconsin, except for travel reasonably required in performance of the Employee's responsibilities hereunder.

     D. Other than Cause or Good Reason or Death or Disability. The Company may terminate Employee's employment without cause by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment. In such event, Employee's employment shall terminate effective on the 30th day after receipt of such notice by Employee.

     E. Termination by Employee other than for Good Reason. The Employee may voluntarily terminate his employment with the Company for any reason whatsoever, other than in a situation where he has Good Reason for doing so, by providing Employer written notice thereof in accordance with Section XVI. In such event, Employee's employment shall terminate effective on the 30th day after receipt of such notice by Employer unless the parties mutually agree to an earlier termination.

     F.  Obligations of the Company Upon Termination.
         -------------------------------------------

     Upon termination of Employee's employment for any reason, the Company shall have no further obligations to Employee (or his estate or legal representative) under this Agreement other than the following:

         1. Death or Disability. If Employee's employment is terminated by reason of Employee's Death or Disability, the Company shall: (a) pay (i) the sum of (a) Employee's annual base salary through the end of the calendar month during which the termination occurs (to the extent not theretofore paid), (b) any accrued vacation pay, in each case to the extent not theretofore paid and (c) any accrued incentive compensation that has been fixed and determined, which the Company shall pay to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination, or earlier as may be required by applicable law and (ii) the supplemental retirement benefit set forth in Section III.J. hereof no later than the 30th day after the Stated Term; (b) pay any amounts then due or payable pursuant to the terms of any applicable welfare benefit plans notwithstanding such termination of employment; and (c) perform its obligations under any then outstanding stock option awards, whether granted by Cabot Noble, the Company or otherwise, and any other stock or incentive awards in accordance with their respective terms (the sum of the amounts and benefits described in clauses (a), (b) and (c) shall be hereinafter referred to as the "Accrued Obligations").

         2. Cause. If Employee's employment is terminated by the Company for Cause, the Company shall timely pay any Accrued Obligations, not including the amount set forth in Section IV.F.1.(a)(ii) hereof. If it is subsequently determined that the Company did not have Cause for termination under Section IV.B., then the Company's decision to terminate shall be deemed to have been made under Section IV.D., and the amounts payable under
     Section IV.F.3 shall be the only amounts Employee may receive for his termination.

     3. Other than For Cause or by Reason of Death or Disability. If the Company terminates Employee's employment (other than for Cause or because of his Death or Disability), or Employee terminates his employment for Good Reason, the Company shall (a) timely pay any Accrued Obligations and (b) the amounts set forth in the remainder of this Section depending on the date on which the Employee's employment with the Company is terminated. If the termination of employment occurs on or prior to ________ __, 1997, the Company shall pay Employee a lump sum equal to three times the sum of (i) the base salary contained in Section III.A. hereof (or any higher base salary currently in effect on the date of termination) ("Base Salary") and (ii) the greater of (a) the average of the annual bonuses payable to the Employee in respect of the three fiscal years preceding the fiscal year in which the termination occurs (annualized if any of the fiscal years is shorter than twelve months) or (b) $250,000 (the greater of (a) or (b) being the "Bonus Amount"). If the termination of employment occurs after ________ __, 1997 but on or prior to ________ __, 1999, the Company shall pay Employee a lump sum equal to (iii) the greater of (c) the number of months remaining in the Stated Term after the month in which the termination of employment occurs, divided by twelve, or (d) 1.5 times (iv) the sum of (e) the Base Salary and (f) the Bonus Amount. In addition, if Employee is terminated without Cause or terminates his employment for Good Reason, then Company shall pay Employee an additional amount equal to the annual base salary not otherwise paid to Employee for that portion of the notice period under Section IV.C. or IV.D. during which Employee continued in the employment of the Company.

     4. Termination by Employee other than for Good Reason. If the Employee voluntarily terminates his employment with the Company for any reason whatsoever, other than in a situation where he has Good Reason for doing so, the Company shall (i) timely pay any Accrued Obligations and (ii) enter into a consulting agreement with Employee containing customary terms reasonably agreeable to the Employee and the

Company whereby the Employee will be paid a consulting fee of $150,000 per annum for the remainder of the Stated Term.

     5. Withholdings and Deductions. Any payment made pursuant to this Section IV.F. shall be paid, less standard withholdings and other deductions authorized by Employee or required by law. All amounts due Employee under this Section IV.F. shall be paid within 14 days after the date of termination or as earlier required by law, provided, however, that the Accrued Obligations shall be paid no later than 30 days after the date of termination, except in the case of the payment under Section III.J. hereof which shall be paid no later than 30 days after the expiration of the Stated Term.

     6. Exclusive Remedy. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment, and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

     7. Restricted Stock and Other Benefit Plans. The Company agrees that for purposes of the vesting of the restricted stock granted to Employee by the Company on April 17, 1996 (the "Restricted Stock"), any termination of employment shall be treated as a retirement after age 55 with ten or more years of service with the Company. The Company further agrees that any termination of employment shall be treated as a retirement for purposes of the welfare benefit plans set forth in Section III.C. hereof and any other stock option or incentive plans of Cabot Noble or the Company so long as the age and length of service requirements set forth in those plans are met.

V.   NONCOMPETITION.
     --------------

     Employee agrees that for that portion of the Stated Term during which he remains in the employ of the Company, he will not, directly or indirectly, without the prior written consent of the Board, provide consulting services with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, employee, director, officer or otherwise with any other person, entity or organization engaged directly or indirectly in the business of (i) operating a regional or national mass retail specialty discounter or (ii) operating a prescription benefit management service or optical vision management service, or
(iii) providing a combination software/decision support product for reducing health care insurance costs. The mere ownership by Employee of shares representing less than one percent of the equity of any publicly traded company, or less than five percent of the equity of any privately-held company, shall not be prohibited by this Agreement.

VI.  UNIQUE SERVICES; INJUNCTIVE RELIEF; SPECIFIC PERFORMANCE.
     --------------------------------------------------------

     Employee agrees (i) that the services to be rendered by Employee pursuant to this Agreement, the rights and privileges granted to the Company pursuant to this Agreement and the rights and privileges granted to Employee by virtue of his position, are of a special, unique, extraordinary, managerial and intellectual character, which gives them a peculiar value, the loss of which to the Company cannot be adequately compensated in damages in any action at law,
(ii) that the Company will or would suffer irreparable injury if Employee were to compete with the business of the Company or to solicit employees of the Company in violation of Section V. or VII. of this Agreement, and (iii) that the Company would by reason of such breach or violation of this Agreement be entitled to the remedies of injunction, specific performance and other equitable relief in a court of appropriate jurisdiction. Employee consents to the jurisdiction of a court of equity to enter provisional equitable relief to prevent a breach or anticipatory breach of Section V. or VII. of this Agreement by Employee.

VII. SOLICITING EMPLOYEES.
     --------------------

     Employee, while he is employed by the Company and for the one year period following termination of his employment, will not directly or indirectly solicit any employee of the Company or of any subsidiary or affiliate of the Company in an executive, managerial, sales or marketing capacity to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or of any subsidiary or affiliate of the Company.

VIII.  CONFIDENTIAL INFORMATION.
       ------------------------

     Employee agrees that during the Stated Term of this Agreement and at all times thereafter (notwithstanding the termination of this Agreement or the expiration of the Stated Term of this Agreement):

     A. Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or Confidential Information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses that are obtained by Employee during his employment by the Company or any of its affiliated companies and that are not or do not become public knowledge (other than by acts by Employee or his representatives in violation of this Agreement).

     For the purposes of this Agreement, "Confidential Information" includes financial information about the Company (including gross profit margins), contract terms with the Company's vendors and others, customer lists and data, trade secrets and such other competitively sensitive information to which Employee has access as a result of his positions with the Company. After termination of Employee's employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and those designated by it.

     B. Employee agrees that all styles, designs, lists, materials, books, files, reports, computer equipment, pharmacy cards, Company automobiles, keys, door opening cards, correspondence, records and other documents ("Company material") used, prepared or made available to Employee, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

IX.  SUCCESSORS.
     ----------

     A. This Agreement is personal to Employee and neither it nor any benefits hereunder shall, without the prior written consent of the Company, be assignable by Employee.

     B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

X.  WAIVER.
    ------

     No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XI.  MODIFICATION.
     ------------

     This Agreement may not be amended or modified other than by a written agreement executed by the Employee and (a) the Chairman of the Board or (b) a duly authorized member of the Board who is not an officer or employee of the Company or a subsidiary of the Company.

XII.  SAVINGS CLAUSE.
      --------------

     If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement that can be given effect without the invalid provisions or applications, and to this end the provisions of this Agreement are declared to be severable.

XIII.  COMPLETE AGREEMENT.
       ------------------

     This Agreement constitutes and contains the entire agreement and understanding concerning Employee's employment and the other subject matters addressed herein between the parties and, as of the Effective Date, supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters of this Agreement, including the Severance Agreement.

XIV.  GOVERNING LAW.
      -------------

     This Agreement shall be deemed to have been executed and delivered within the State of Wisconsin, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Wisconsin without regard to principles of conflict of laws.

XV.  CAPTIONS.
     --------

     The captions of this Agreement are not part of the provisions of this Agreement and shall have no force or effect.

XVI.  COMMUNICATIONS.
      --------------

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered or if mailed by registered or certified mail, postage prepaid, addressed:

     If to Employee, to
     Dale Kramer
     2532 Huntington Way South
     Suamico, WI  54173

     If to the Company, to
     700 Pilgrim Way
     Box 19060
     Green Bay, WI  54307-9060
     Attention:  Chairman of the Board of Directors

     with a copy to
     Cabot Noble, Inc.
     3000 K St., NW
     Washington, D.C.  20007
     Attn: Robert Haft

Either party may change the address at which notice shall be given by written notice given in the above manner.

XVII.  ARBITRATION.
       -----------

     Except as otherwise provided in Section VI. of this Agreement, any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter of this Agreement shall at the request of either party be submitted to and settled by arbitration conducted in Green Bay, Wisconsin in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. (S)(S) 1-16). The arbitration of such issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. The arbitrator in such action shall not be authorized to ignore, change, modify, add to or delete from any provision of this Agreement. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall award reasonable expenses (including reimbursement of the assigned arbitration costs and reasonable attorneys' fees) to the prevailing party upon application therefor.

XVIII.  EXECUTION.
        ---------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

XIX. LEGAL COUNSEL.

     In entering this Agreement, the parties represent that they have relied upon the advice of their respective attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

XX.  LIMITATION ON PAYMENTS.

     A. Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section IV.F.3. hereof, an independent national accounting firm designated by the Company (the "Accounting Firm") shall compute whether there would be any "excess parachute payments" payable to the Employee, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), taking into account the total "parachute payments," within the meaning of Section 280G of the Code, payable to the Employee by the Company or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to the Employee, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to the Employee would not exceed three (3) times the "base amount" as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to the Employee, such lesser amount shall be paid to the Employee. If not reducing the payments hereunder would result in a greater after-tax amount to the Employee, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon the Company and the Employee subject to the application of Section XX.B. hereof.

     B. As a result of the uncertainty in the application of Sections 280G of the Code, it is possible that excess parachute payments will be paid when such payment would result in a lesser after-tax amount to the Employee; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as a loan by the Company to the Employee. The Employee will return the excess to the Company, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Section 4999 of the Code) from the date the Employee received the excess until it is repaid to the Company.

     C. All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to the Employee in the year of receipt of the payments, unless the Employee agrees otherwise.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


SHOPKO STORES, INC.                       Dale Kramer



By:
   --------------------------------       -------------------------------------

Its:
    -------------------------------

                                                                       Exhibit F
                                                                       ---------
                                    FORM OF
                              EMPLOYMENT AGREEMENT
                              --------------------


     This Employment Agreement (the "Agreement") is entered into by and between Shopko Stores, Inc., a Minnesota corporation (the "Company"), and William Podany ("Employee") as of __________, 1996.

     WHEREAS, Cabot Noble, Inc., a Delaware corporation ("Cabot Noble"), the Company and Phar-Mor, Inc., a Pennsylvania corporation ("Phar-Mor") have entered into an Agreement and Plan of Reorganization dated as of September __, 1996 (the "Plan") whereby the Company and Phar-Mor will become wholly-owned subsidiaries of Cabot Noble; and

     WHEREAS, the Plan will constitute a "Change of Control" for purposes of that Change of Control Severance Agreement dated April 10, 1995 between the Company and the Employee (the "Severance Agreement"); and

     WHEREAS, the Company wishes to retain the Employee to perform services for the Company pursuant to this Agreement, which Agreement shall supersede the Severance Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

I.   EMPLOYMENT AND TERM.
     -------------------

     The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. This Agreement shall commence on the Effective Date as defined in the Plan (the "Effective Date") and terminate one day before the second anniversary of the Effective Date (the "Stated Term"), subject to the provisions of Section IV of this Agreement.

II.  DUTIES.
     ------

     Subject to the provisions of Section IV of this Agreement:

     A. The Company will employ Employee and Employee will serve the Company for the Stated Term as its Executive Vice President and Chief Operating Officer with the same operational job responsibilities as he holds on the day prior to the Effective Date acknowledging that the Company will no longer be a public company as of the Effective Date. Employee shall also be a member of the Chairman's Council of Cabot Noble. Employee shall have such corporate power and authority as reasonably required to enable the discharge of duties in the office which he holds.

     B. Employee agrees to devote substantially all of his business time, energies and abilities to the business of the Company. Nothing herein shall prevent Employee, upon approval of the Board, from serving as a director or trustee of other corporations or businesses that are not in competition with the business of the Company as set forth in Section V of this Agreement or in competition with any present or future affiliate of the Company.

     C. Employee shall report to the President of the Company or, at the Board's direction, to the Board.

III. COMPENSATION.
     ------------

     A. Base Salary. During the Stated Term, the Company will pay to Employee a base salary at the rate of $440,000 per year, subject to periodic review, not less frequently than annually, and possible increase (but not decrease) by the compensation committee (composed of independent directors) of the Board of Directors of Cabot Noble (the "Compensation Committee"). Such salary shall be earned weekly and shall be payable in arrears in periodic installments no less frequently than in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other deductions authorized by Employee or required by applicable law.

     B. Bonus. For the Company's fiscal year ending February 22, 1997, the Company will pay the Employee that bonus to which he is entitled under the Company's F'97 Executive Incentive Plan (the "Incentive Plan"), provided, however, that "earnings," for purposes of the earnings per share computation under the Incentive Plan, shall be increased by expenses and one-time charges related to the transactions set out in the Plan, including expenses associated with functions previously performed in Youngstown. The determination of the Company's public accountants as to these expenses and one-time charges shall be binding on the Employee and the Company. For the twelve-month period beginning on February 23, 1997, the Company will pay the Employee a bonus equal to the greater of (i) 40% of his base salary as then in effect, but not less than $176,000 (the "Minimum Bonus"), or (ii) the amount to which he is entitled under the incentive/bonus plan adopted by the Compensation Committee. Thereafter, the Company will pay the Employee a bonus equal to the amount to which he is entitled under the incentive/bonus plan adopted by the Compensation Committee. If the fiscal year of the Company is changed, the Compensation Committee will determine the bonus to be paid to the Employee for the short fiscal year and the subsequent fiscal year by prorating the bonus to which he would otherwise be entitled hereunder based on the number of months in the short year, or such other equitable method such that the Employee would not be economically disadvantaged compared to if the fiscal year had not been changed. Any bonus payable to Employee under this
Section III.B. shall be paid within 90 days after the end of the applicable fiscal year.

     C. Option Grant. Employee shall also be eligible and entitled to receive on the Effective Date a nonqualified stock option for 112,500 shares of Cabot Noble common stock at a per share exercise price equal to the fair market of a share of Cabot Noble common stock on the Effective Date (the "Option"). The Option shall vest as to one-third of the shares on ___________ __, 1997, as to an additional one-third of the shares for a total of two-thirds of the shares on ____________ __, 1998, and as to the remaining one-third for a total of all of the shares on ________ __, 1999. Notwithstanding the foregoing, if, during the Stated Term, the Employee's employment is terminated by the Company without Cause (as defined in Section IV.B. hereof) or the Employee terminates employment with the Company for Good Reason (as defined in Section IV.C. hereof), the Option shall immediately vest. During the term of this Agreement, Employee shall remain eligible, subject to the discretion of the Compensation Committee, to receive additional option awards.

     D. Other Stock or Equity Plans. Employee shall be eligible to participate under any other stock or equity incentive plan or benefit provided by the Company to senior officers at the discretion of the Compensation Committee. For purposes of this Agreement, "senior officer" means an officer of the Company of the rank of senior vice president or above.

     E. Welfare Benefit Plans. Employee and/or his family, as the case may be, shall (subject only to exceptions of general applicability or applicable legal requirements) be eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, pension, medical, prescription, dental, disability, and life insurance plans and programs) to the extent available generally to senior officers of the Company.

     F. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures of the Company as in effect generally with respect to senior officers.

     G. Vacation. Employee shall be entitled during the term of this Agreement to four (4) weeks paid vacation per annum. Employee may accumulate vacation only to the extent permitted by the policies, practices and procedures of the Company as in effect generally with respect to senior officers.

     H. Car or Car Allowance. Employee shall be entitled to a car or car allowance to the extent applicable generally to senior officers.

     I. Attorneys' Fee Reimbursement. On the later of (i) the Effective Date or
(ii) ten days after the presentation of the invoice therefor, the Company shall pay to the law firm of

McDermott, Will & Emery in Chicago an amount not to exceed $9,500 for legal fees incurred by the Employee.

     J. Reservation of Right to Amend. Except with respect to the benefits provided to Employee in accordance with Sections III.A., B., C., G., H., and I., the Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Employee so long as such action is taken with respect to senior officers or management generally and does not single out Employee.

IV.  TERMINATION.

     A. Death or Disability. Employee's employment shall terminate automatically upon Employee's death. If the Company determines in good faith that a Disability of Employee has occurred (pursuant to the definition of Disability set forth below), Company may terminate Employee's employment by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment. In such event, Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of his duties.

     For purposes of this Agreement, "Disability" means a physical or mental impairment which (i) substantially limits a major life activity of Employee,
(ii) renders Employee unable to perform the essential functions of his position, even with reasonable accommodation that does not impose an undue hardship on the Company, and (iii) has contributed to Employee's absence from his duties with the Company on a full-time basis for more than 60 consecutive days. The Company reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information (as to items (i) and (ii) above) supplied by a physician selected by the Company or its insurers and acceptable to Employee or his legal representative (such agreement as to acceptability not to be withheld unreasonably).

     B. Cause. The Company may terminate Employee's employment for Cause (pursuant to the definition of Cause set forth below) by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment, setting forth in such notice the specific grounds therefor. In such event, Employees employment with the Company shall terminate effective as of the date of receipt of such notice by Employee.

     For purposes of this Agreement, "Cause" means (1) a material breach by Employee of Employee's obligations under Section II of this Agreement (other than as a result of incapacity due to physical or mental illness), which is demonstrably willful and deliberate on the Employee's part and is committed in bad faith or without reasonable belief that such conduct is in the best interests of the Company, or which is the result of Employee's gross neglect of duties, and, in either case, not remedied in a reasonable period of time not more than five days after receipt of written notice from the Board specifying such breach, (2) the conviction of Employee of a felony or other crime involving fraud, dishonesty or moral turpitude, or (3) the commission by the Employee of a fraud which results in a material financial loss to the Company.

     C. Good Reason. Employee may terminate Employee's employment for Good Reason (pursuant to the definition of Good Reason set forth below) which is not remedied in a reasonable period of time not more than five days after notice thereof as provided below. Employee shall provide the Company written notice in accordance with Section XVI of Employee's intention to terminate Employee's employment for Good Reason, setting forth in such notice the grounds therefor. In such event, Employee's employment with the Company shall terminate effective as of the earlier of (x) the 15th day after the Company's receipt of such notice or (y) such later date as set forth in such notice, unless the Company has cured the grounds therefor.

     For purposes of this Agreement, "Good Reason" means (1) Employee's position (including responsibilities, title, reporting requirements or authority) is reduced below the level set forth in Section II.A. hereof; (2) the Company fails in any material respect to comply with the provisions of Section III of this Agreement; (3) the Company purports to terminate Employee's employment otherwise than as expressly permitted by this Agreement or without payment of any amounts required to be paid under Section IV.F; or (4) the Company requires the Employee to be based at any office or location other than Green Bay, Wisconsin, except for travel reasonably required in performance of the Employee's responsibilities hereunder.

     D. Other than Cause or Good Reason or Death or Disability. The Company may terminate Employee's employment without cause by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment. In such event, Employee's employment shall terminate effective on the 30th day after receipt of such notice by Employee.

     E. Termination by Employee other than for Good Reason. The Employee may voluntarily terminate his employment with the Company for any reason whatsoever, other than in a situation where he has Good Reason for doing so, by providing Employer written notice thereof in accordance with Section XVI. In such event, Employee's employment shall terminate effective on the 30th day after receipt of such notice by Employer unless the parties mutually agree to an earlier termination.

     F.  Obligations of the Company Upon Termination.

     Upon termination of Employee's employment for any reason, the Company shall have no further obligations to Employee (or his estate or legal representative) under this Agreement other than the following:

     1. Death or Disability. If Employee's employment is terminated by reason of Employee's Death or Disability, the Company shall: (a) pay the sum of (i) Employee's annual base salary through the end of the calendar month during which the termination occurs (to the extent not theretofore paid), (ii) any accrued vacation pay, in each case to the extent not theretofore paid, and (iii) any accrued incentive compensation that has been fixed and determined, which the Company shall pay to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination, or earlier as may be required by applicable law; (b) pay any amounts then due or payable pursuant to the terms of any applicable welfare benefit plans notwithstanding such termination of employment; and (c) perform its obligations under any then outstanding stock option awards, whether granted by Cabot Noble, the Company or otherwise, and any other stock or incentive awards in accordance with their respective terms (the sum of the amounts and benefits described in clauses (a), (b) and (c) shall be hereinafter referred to as the "Accrued Obligations").

     2. Cause. If Employee's employment is terminated by the Company for Cause, the Company shall timely pay any Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under Section IV.B., then the Company's decision to terminate shall be deemed to have been made under Section IV.D., and the amounts payable under Section IV.F.3 shall be the only amounts Employee may receive for his termination.

     3. Other than For Cause or by Reason of Death or Disability. If the Company terminates Employee's employment (other than for Cause or because of his Death or Disability), or Employee terminates his employment for Good Reason, the Company shall (a) timely pay any Accrued Obligations and (b) if such termination occurs on or prior to ________ __, 1997, pay Employee a lump sum equal to two times the sum of (i) the base salary contained in Section III.A. hereof (or any higher base salary currently in effect on the date of termination) ("Base Salary") and (ii) the greater of (a) the average of the annual bonuses payable to the Employee by the Company in respect of the three fiscal years preceding the fiscal year in which the termination occurs, annualized if any of the fiscal years is shorter than twelve months (or the average of bonuses paid by the Company for such shorter period preceding the fiscal year in which termination occurs during which the Employee was employed) or (b) the Minimum Bonus (the greater of (a) or (b) being the "Bonus Amount"). If the termination of employment occurs after ________ __, 1997 but on or prior to ________ __, 1998, the Company shall pay Employee a lump sum equal to 1.5 times the sum of (c) the Base Salary and (d) the Bonus Amount. In addition, if Employee is terminated without Cause or terminates his employment for Good Reason, then Company shall pay Employee an additional amount equal to the annual base salary not otherwise paid to Employee for that portion of the notice period under Section IV.C. or IV.D. during which Employee continued in the employment of the Company. Further, the Company shall pay to Employee, within 14 days of presentation of receipts or other substantiation reasonably required hereunder, an amount equal to (e) all out-of-pocket expenses for packing and moving his household effects and automobiles by commercial moving service from Green Bay, Wisconsin to any other location in the continental United States and (f) any loss he suffers on his home in Green Bay, Wisconsin equal to the excess of the purchase price of his home, plus any capital improvements thereto, over the Sale Price (as defined herein) ((e) and (f) jointly referred to as the "Moving Reimbursement"). Sale Price means the actual selling price to a third party, less commissions and other customary expenses of sale, for which Employee sells his home if the sale occurs within 180 days after termination of employment or, if no such sale has occurred within such period, the Appraised Value (as defined herein). The Appraised Value means the fair market value of the home as of the date of the appraisal as determined by a qualified appraiser mutually agreed to by the Employee and the Company. If the parties cannot mutually agree, each party shall pick an appraiser who in turn shall mutually agree on a third qualified appraiser who shall determine the fair market value of the home as of the date of the appraisal. Such appraisal shall be binding on the parties hereto. The appraisal shall be paid for one-half by the Employee and one-half by the Company. Notwithstanding the foregoing, the Moving Reimbursement shall not exceed the lesser of (g)

$75,000 or (h) the full amount of the Moving Reimbursement reduced by amounts paid by a subsequent employer for packing and moving expenses from Green Bay and for any loss he suffers on his Green Bay home.

     4. Termination by Employee other than for Good Reason. If the Employee voluntarily terminates his employment with the Company for any reason whatsoever, other than in a situation where he has Good Reason for doing so, the Company shall timely pay any Accrued Obligations.

     5. Withholdings and Deductions. Any payment made pursuant to this Section IV.F. shall be paid, less standard withholdings and other deductions authorized by Employee or required by law. All amounts due Employee under this Section IV.F. shall be paid within 14 days after the date of termination (except as expressly provided Section IV.F.3.) or as earlier required by law, except that the Accrued Obligations shall be paid no later than 30 days after the date of termination.

     6. Exclusive Remedy. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment, and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

V.  NONCOMPETITION.
    --------------

     Employee agrees that for that portion of the Stated Term during which he remains in the employ of the Company, he will not, directly or indirectly, without the prior written consent of the Board, provide consulting services with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, employee, director, officer or otherwise with any other person, entity or organization engaged directly or indirectly in the business of (i) operating a regional or national mass retail specialty discounter or (ii) operating a prescription benefit management service or optical vision management service, or (iii) providing a combination software/decision support product for reducing health care insurance costs. The mere ownership by Employee of shares representing less than one percent of the equity of any publicly traded company, or less than five percent of the equity of any privately-held company, shall not be prohibited by this Agreement.

VI.  UNIQUE SERVICES; INJUNCTIVE RELIEF; SPECIFIC PERFORMANCE.
     --------------------------------------------------------

     Employee agrees (i) that the services to be rendered by Employee pursuant to this Agreement, the rights and privileges granted to the Company pursuant to this Agreement and the rights and privileges granted to Employee by virtue of his position, are of a special, unique, extraordinary, managerial and intellectual character, which gives them a peculiar value, the loss of which to the Company cannot be adequately compensated in damages in any action at law,
(ii) that the Company will or would suffer irreparable injury if Employee were to compete with the business of the Company or to solicit employees of the Company in violation of Section V. or VII. of this Agreement, and (iii) that the Company would by reason of such breach or violation of this Agreement be entitled to the remedies of injunction, specific performance and other equitable relief in a court of appropriate jurisdiction. Employee consents to the jurisdiction of a court of equity to enter provisional equitable relief to prevent a breach or anticipatory breach of Section V. or VII. of this Agreement by Employee.

VII.  SOLICITING EMPLOYEES.
      --------------------

     Employee, while he is employed by the Company and for the one year period following termination of his employment, will not directly or indirectly solicit any employee of the Company or of any subsidiary or affiliate of the Company in an executive, managerial, sales or marketing capacity to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or of any subsidiary or affiliate of the Company.

VIII.  CONFIDENTIAL INFORMATION.
       ------------------------

     Employee agrees that during the Stated Term of this Agreement and at all times thereafter (notwithstanding the termination of this Agreement or the expiration of the Stated Term of this Agreement):

     A. Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or Confidential Information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses that are obtained by Employee during his employment by the Company or any of its affiliated companies and that are not or do not become public knowledge (other than by acts by Employee or his representatives in violation of this Agreement).

     For the purposes of this Agreement, "Confidential Information" includes financial information about the Company (including gross profit margins), contract terms with the Company's vendors and others, customer lists and data, trade secrets and such other competitively sensitive information to which Employee has access as a result of his positions with the Company. After termination of Employee's employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and those designated by it.

     B. Employee agrees that all styles, designs, lists, materials, books, files, reports, computer equipment, pharmacy cards, Company automobiles, keys, door opening cards, correspondence, records and other documents ("Company material") used, prepared or made available to Employee, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

IX.  SUCCESSORS.
     ----------

     A. This Agreement is personal to Employee and neither it nor any benefits hereunder shall, without the prior written consent of the Company, be assignable by Employee.

     B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

X.  WAIVER.
    ------

     No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XI.  MODIFICATION.
     ------------

     This Agreement may not be amended or modified other than by a written agreement executed by the Employee and (a) the Chairman of the Board or (b) a duly authorized member of the Board who is not an officer or employee of the Company or a subsidiary of the Company.

XII.  SAVINGS CLAUSE.
      --------------

     If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement that can be given effect without the invalid provisions or applications, and to this end the provisions of this Agreement are declared to be severable.

XIII.  COMPLETE AGREEMENT.
       ------------------

     This Agreement constitutes and contains the entire agreement and understanding concerning Employee's employment and the other subject matters addressed herein between the parties and, as of the Effective Date, supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters of this Agreement, including the Severance Agreement.

XIV.  GOVERNING LAW.
      -------------

     This Agreement shall be deemed to have been executed and delivered within the State of Wisconsin, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Wisconsin without regard to principles of conflict of laws.

XV.  CAPTIONS.
     --------

     The captions of this Agreement are not part of the provisions of this Agreement and shall have no force or effect.

XVI.  COMMUNICATIONS.
      --------------

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered or if mailed by registered or certified mail, postage prepaid, addressed:

     If to Employee, to
     William Podany
     332 Iroquois Avenue
     Green Bay, WI  54301

If to the Company, to
     700 Pilgrim Way
     Box 19060
     Green Bay, WI  54307-9060
     Attention:  Chairman of the Board of Directors

     with a copy to
     Cabot Noble, Inc.
     3000 K St., NW
     Washington, DC  20007
     Attn: Robert Haft

Either party may change the address at which notice shall be given by written notice given in the above manner.

XVII.  ARBITRATION.

     Except as otherwise provided in Section VI. of this Agreement, any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter of this Agreement shall at the request of either party be submitted to and settled by arbitration conducted in Green Bay, Wisconsin in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. (S)(S) 1-16). The arbitration of such issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. The arbitrator in such action shall not be authorized to ignore, change, modify, add to or delete from any provision of this Agreement. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall award reasonable expenses (including reimbursement of the assigned arbitration costs and reasonable attorneys' fees) to the prevailing party upon application therefor.

XVIII.  EXECUTION.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

XIX. LEGAL COUNSEL.

     In entering this Agreement, the parties represent that they have relied upon the advice of their respective attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

XX.  LIMITATION ON PAYMENTS.

     A. Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section IV.F.3. hereof, an independent national accounting firm designated by the Company (the "Accounting Firm") shall compute whether there would be any "excess parachute payments" payable to the Employee, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), taking into account the total "parachute payments," within the meaning of Section 280G of the Code, payable to the Employee by the Company or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to the Employee, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to the Employee would not exceed three (3) times the "base amount" as defined in
Section 280G of the Code, less One Dollar ($1.00), or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to the Employee, such lesser amount shall be paid to the Employee. If not reducing the payments hereunder would result in a greater after-tax amount to the Employee, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon the Company and the Employee subject to the application of Section XX.B. hereof.

     B. As a result of the uncertainty in the application of Sections 280G of the Code, it is possible that excess parachute payments will be paid when such payment would result in a lesser after-tax amount to the Employee; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as a loan by the Company to the Employee. The Employee will return the excess to the Company, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Section 4999 of the Code) from the date the Employee received the excess until it is repaid to the Company.

     C. All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to the Employee in the year of receipt of the payments, unless the Employee agrees otherwise.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


SHOPKO STORES, INC.                    William Podany



By: ________________________________   _____________________________________


Its: _______________________________

                                                                       Exhibit G
                                                                       ---------

                                    FORM OF
                             EMPLOYMENT AGREEMENT
                             --------------------


          This Employment Agreement (the "Agreement") is entered into by and between Shopko Stores, Inc., a Minnesota corporation (the "Company"), and Jeffrey Jones ("Employee") as of ________ __, 1996.

          WHEREAS, Cabot Noble, Inc., a Delaware corporation ("Cabot Noble"), the Company and Phar-Mor, Inc., a Pennsylvania corporation ("Phar-Mor") have entered into an Agreement and Plan of Reorganization dated as of September __, 1996 (the "Plan") whereby the Company and Phar-Mor will become wholly-owned subsidiaries of Cabot Noble; and

          WHEREAS, the Plan will constitute a "Change of Control" for purposes of that Change of Control Severance Agreement dated April 10, 1995 between the Company and the Employee (the "Severance Agreement"); and

          WHEREAS, the Company wishes to retain the Employee to perform services for the Company pursuant to this Agreement, which Agreement shall supersede the Severance Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

I.   EMPLOYMENT AND TERM.
     -------------------

     The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. This Agreement shall commence on the Effective Date as defined in the Plan (the "Effective Date") and terminate one day before the second anniversary of the Effective Date (the "Stated Term"), subject to the provisions of Section IV of this Agreement.

II.  DUTIES.
     ------

     Subject to the provisions of Section IV of this Agreement:

     A. The Company will employ Employee and Employee will serve the Company for the Stated Term as its Senior Vice President and Chief Financial Officer with the same operational job responsibilities as he holds on the day prior to the Effective Date acknowledging that the Company will no longer be a public company as of the Effective Date. Employee shall also be a member of the Chairman's Council of Cabot Noble. Employee shall have such corporate power and authority as reasonably required to enable the discharge of duties in the office which he holds.

     B. Employee agrees to devote substantially all of his business time, energies and abilities to the business of the Company. Nothing herein shall prevent Employee, upon approval of the Board, from serving as a director or trustee of other corporations or businesses that are not in competition with the business of the Company as set forth in Section V of this Agreement or in competition with any present or future affiliate of the Company.

     C. Employee shall report to the President of the Company or, at the Board's direction, to the Board.

III. COMPENSATION.
     ------------

     A. Base Salary. During the Stated Term, the Company will pay to Employee a base salary at the rate of $325,000 per year, subject to periodic review, not less frequently than annually, and possible increase (but not decrease) by the compensation committee (composed of independent directors) of the Board of Directors of Cabot Noble (the "Compensation Committee"). Such salary shall be earned weekly and shall be payable in arrears in periodic installments no less frequently than in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other deductions authorized by Employee or required by applicable law.

     B. Bonus. For the Company's fiscal year ending February 22, 1997, the Company will pay the Employee that bonus to which he is entitled under the Company's F'97 Executive Incentive Plan (the "Incentive Plan"), provided, however, that "earnings," for purposes of the earnings per share computation under the Incentive Plan, shall be increased by expenses and one-time charges related to the transactions set out in the Plan, including expenses associated with functions previously performed in Youngstown. The determination of the Company's public accountants as to these expenses and one-time charges shall be binding on the Employee and the Company. For the twelve-month period beginning on February 23, 1997, the Company will pay the Employee a bonus equal to the greater of (i) 40% of his base salary as then in effect, but not less than $130,000 (the "Minimum Bonus"), or (ii) the amount to which he is entitled under the incentive/bonus plan adopted by the Compensation Committee. Thereafter, the Company will pay the Employee a bonus equal to the amount to which he is entitled under the incentive/bonus plan adopted by the Compensation Committee. If the fiscal year of the Company is changed, the Compensation Committee will determine the bonus to be paid to the Employee for the short fiscal year and the subsequent fiscal year by prorating the bonus to which he would otherwise be entitled hereunder based on the number of months in the short year, or such other equitable method such that the Employee would not be economically disadvantaged compared to if the fiscal year had not been changed. Any bonus payable to Employee under this
Section III.B. shall be paid within 90 days after the end of the applicable fiscal year.

     C. Option Grant. Employee shall also be eligible and entitled to receive on the Effective Date a nonqualified stock option for 112,500 shares of Cabot Noble common stock at a per share exercise price equal to the fair market of a share of Cabot Noble common stock on the Effective Date (the "Option"). The Option shall vest as to one-third of the shares on ___________ __, 1997, as to an additional one-third of the shares for a total of two-thirds of the shares on ____________ __, 1998, and as to the remaining one-third for a total of all of the shares on ________ __, 1999. Notwithstanding the foregoing, if, during the Stated Term, the Employee's employment is terminated by the Company without Cause (as defined in Section IV.B. hereof) or the Employee terminates employment with the Company for Good Reason (as defined in Section IV.C. hereof), the Option shall immediately vest. During the term of this Agreement, Employee shall remain eligible, subject to the discretion of the Compensation Committee, to receive additional option awards.

     D. Other Stock or Equity Plans. Employee shall be eligible to participate under any other stock or equity incentive plan or benefit provided by the Company to senior officers at the discretion of the Compensation Committee. For purposes of this Agreement, "senior officer" means an officer of the Company of the rank of senior vice president or above.

     E. Welfare Benefit Plans. Employee and/or his family, as the case may be, shall (subject only to exceptions of general applicability or applicable legal requirements) be eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, pension, medical, prescription, dental, disability, and life insurance plans and programs) to the extent available generally to senior officers of the Company.

     F. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures of the Company as in effect generally with respect to senior officers.

     G. Vacation. Employee shall be entitled during the term of this Agreement to four (4) weeks paid vacation per annum. Employee may accumulate vacation only to the extent permitted by the policies, practices and procedures of the Company as in effect generally with respect to senior officers.

     H. Car or Car Allowance. Employee shall be entitled to a car or car allowance to the extent applicable generally to senior officers.

     I. Attorneys' Fee Reimbursement. On the later of (i) the Effective Date or (ii) ten days after the presentation of the invoice therefor, the Company shall pay to the law firm of

McDermott, Will & Emery in Chicago an amount not to exceed $9,500 for legal fees incurred by the Employee.

     J. Reservation of Right to Amend. Except with respect to the benefits provided to Employee in accordance with Sections III.A., B., C., G., H., and I., the Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Employee so long as such action is taken with respect to senior officers or management generally and does not single out Employee.

IV.  TERMINATION.

     A. Death or Disability. Employee's employment shall terminate automatically upon Employee's death. If the Company determines in good faith that a Disability of Employee has occurred (pursuant to the definition of Disability set forth below), Company may terminate Employee's employment by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment. In such event, Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of his duties.

     For purposes of this Agreement, "Disability" means a physical or mental impairment which (i) substantially limits a major life activity of Employee,
(ii) renders Employee unable to perform the essential functions of his position, even with reasonable accommodation that does not impose an undue hardship on the Company, and (iii) has contributed to Employee's absence from his duties with the Company on a full-time basis for more than 60 consecutive days. The Company reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information (as to items (i) and (ii) above) supplied by a physician selected by the Company or its insurers and acceptable to Employee or his legal representative (such agreement as to acceptability not to be withheld unreasonably).

     B. Cause. The Company may terminate Employee's employment for Cause (pursuant to the definition of Cause set forth below) by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment, setting forth in such notice the specific grounds therefor. In such event, Employees employment with the Company shall terminate effective as of the date of receipt of such notice by Employee.

     For purposes of this Agreement, "Cause" means (1) a material breach by Employee of Employee's obligations under Section II of this Agreement (other than as a result of incapacity due to physical or mental illness), which is demonstrably willful and deliberate on the Employee's part and is committed in bad faith or without reasonable belief that such conduct is in the best interests of the Company, or which is the result of Employee's gross neglect of duties, and, in either case, not remedied in a reasonable period of time not more than five days after receipt of written notice from the Board specifying such breach, (2) the conviction of Employee of a felony or other crime involving fraud, dishonesty or moral turpitude, or (3) the commission by the Employee of a fraud which results in a material financial loss to the Company.

     C. Good Reason. Employee may terminate Employee's employment for Good Reason (pursuant to the definition of Good Reason set forth below) which is not remedied in a reasonable period of time not more than five days after notice thereof as provided below. Employee shall provide the Company written notice in accordance with Section XVI of Employee's intention to terminate Employee's employment for Good Reason, setting forth in such notice the grounds therefor. In such event, Employee's employment with the Company shall terminate effective as of the earlier of (x) the 15th day after the Company's receipt of such notice or (y) such later date as set forth in such notice, unless the Company has cured the grounds therefor.

     For purposes of this Agreement, "Good Reason" means (1) Employee's position (including responsibilities, title, reporting requirements or authority) is reduced below the level set forth in Section II.A. hereof; (2) the Company fails in any material respect to comply with the provisions of Section III of this Agreement; (3) the Company purports to terminate Employee's employment otherwise than as expressly permitted by this Agreement or without payment of any amounts required to be paid under Section IV.F; or (4) the Company requires the Employee to be based at any office or location other than Green Bay, Wisconsin, except for travel reasonably required in performance of the Employee's responsibilities hereunder.

     D. Other than Cause or Good Reason or Death or Disability. The Company may terminate Employee's employment without cause by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment. In such event, Employee's employment shall terminate effective on the 30th day after receipt of such notice by Employee.

     E. Termination by Employee other than for Good Reason. The Employee may voluntarily terminate his employment with the Company for any reason whatsoever, other than in a situation where he has Good Reason for doing so, by providing Employer written notice thereof in accordance with Section XVI. In such event, Employee's employment shall terminate effective on the 30th day after receipt of such notice by Employer unless the parties mutually agree to an earlier termination.

     F.  Obligations of the Company Upon Termination.

     Upon termination of Employee's employment for any reason, the Company shall have no further obligations to Employee (or his estate or legal representative) under this Agreement other than the following:

          1. Death or Disability. If Employee's employment is terminated by reason of Employee's Death or Disability, the Company shall: (a) pay the sum of (i) Employee's annual base salary through the end of the calendar month during which the termination occurs (to the extent not theretofore paid), (ii) any accrued vacation pay, in each case to the extent not theretofore paid, and (iii) any accrued incentive compensation that has been fixed and determined, which the Company shall pay to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination, or earlier as may be required by applicable law; (b) pay any amounts then due or payable pursuant to the terms of any applicable welfare benefit plans notwithstanding such termination of employment; and (c) perform its obligations under any then outstanding stock option awards, whether granted by Cabot Noble, the Company or otherwise, and any other stock or incentive awards in accordance with their respective terms (the sum of the amounts and benefits described in clauses (a), (b) and (c) shall be hereinafter referred to as the "Accrued Obligations").

     2. Cause. If Employee's employment is terminated by the Company for Cause, the Company shall timely pay any Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under Section IV.B., then the Company's decision to terminate shall be deemed to have been made under Section IV.D., and the amounts payable under Section IV.F.3 shall be the only amounts Employee may receive for his termination.

     3. Other than For Cause or by Reason of Death or Disability. If the Company terminates Employee's employment (other than for Cause or because of his Death or Disability), or Employee terminates his employment for Good Reason, the Company shall (a) timely pay any Accrued Obligations and (b) if such termination occurs on or prior to ________ __, 1997, pay Employee a lump sum equal to two times the sum of (i) the base salary contained in Section III.A. hereof (or any higher base salary currently in effect on the date of termination) ("Base Salary") and (ii) the greater of (a) the average of the annual bonuses payable to the Employee by the Company in respect of the three fiscal years preceding the fiscal year in which the termination occurs, annualized if any of the fiscal years is shorter than twelve months (or the average of bonuses paid by the Company for such shorter period preceding the fiscal year in which termination occurs during which the Employee was employed) or (b) the Minimum Bonus (the greater of (a) or (b) being the "Bonus Amount"). If the termination of employment occurs after ________ __, 1997 but on or prior to ________ __, 1998, the Company shall pay Employee a lump sum equal to 1.5 times the sum of (c) the Base Salary and (d) the Bonus Amount. In addition, if Employee is terminated without Cause or terminates his employment for Good Reason, then Company shall pay Employee an additional amount equal to the annual base salary not otherwise paid to Employee for that portion of the notice period under Section IV.C. or IV.D. during which Employee continued in the employment of the Company. Further, the Company shall pay to Employee, within 14 days of presentation of receipts or other substantiation reasonably required hereunder, an amount equal to (e) all out-of-pocket expenses for packing and moving his household effects and automobiles by commercial moving service from Green Bay, Wisconsin to any other location in the continental United States and (f) any loss he suffers on his home in Green Bay, Wisconsin equal to the excess of the purchase price of his home, plus any capital improvements thereto, over the Sale Price (as defined herein) ((e) and (f) jointly referred to as the "Moving Reimbursement"). Sale Price means the actual selling price to a third party, less commissions and other customary expenses of sale, for which Employee sells his home if the sale occurs within 180 days after termination of employment or, if no such sale has occurred within such period, the Appraised Value (as defined herein). The Appraised Value means the fair market value of the home as of the date of the appraisal as determined by a qualified appraiser mutually agreed to by the Employee and the Company. If the parties cannot mutually agree, each party shall pick an appraiser who in turn shall mutually agree on a third qualified appraiser who shall determine the fair market value of the home as of the date of the appraisal. Such appraisal shall be binding on the parties hereto. The appraisal shall be paid for one-half by the Employee and one-half by the Company. Notwithstanding the foregoing, the Moving Reimbursement shall not exceed the lesser of (g)

$75,000 or (h) the full amount of the Moving Reimbursement reduced by amounts paid by a subsequent employer for packing and moving expenses from Green Bay and for any loss he suffers on his Green Bay home.

     4. Termination by Employee other than for Good Reason. If the Employee voluntarily terminates his employment with the Company for any reason whatsoever, other than in a situation where he has Good Reason for doing so, the Company shall timely pay any Accrued Obligations.

     5. Withholdings and Deductions. Any payment made pursuant to this Section IV.F. shall be paid, less standard withholdings and other deductions authorized by Employee or required by law. All amounts due Employee under this Section IV.F. shall be paid within 14 days after the date of termination (except as expressly provided Section IV.F.3.) or as earlier required by law, except that the Accrued Obligations shall be paid no later than 30 days after the date of termination.

     6. Exclusive Remedy. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment, and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

V.  NONCOMPETITION.
    --------------

     Employee agrees that for that portion of the Stated Term during which he remains in the employ of the Company, he will not, directly or indirectly, without the prior written consent of the Board, provide consulting services with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, employee, director, officer or otherwise with any other person, entity or organization engaged directly or indirectly in the business of (i) operating a regional or national mass retail specialty discounter or (ii) operating a prescription benefit management service or optical vision management service, or (iii) providing a combination software/decision support product for reducing health care insurance costs. The mere ownership by Employee of shares representing less than one percent of the equity of any publicly traded company, or less than five percent of the equity of any privately-held company, shall not be prohibited by this Agreement.

VI.  UNIQUE SERVICES; INJUNCTIVE RELIEF; SPECIFIC PERFORMANCE.
     --------------------------------------------------------

     Employee agrees (i) that the services to be rendered by Employee pursuant to this Agreement, the rights and privileges granted to the Company pursuant to this Agreement and the rights and privileges granted to Employee by virtue of his position, are of a special, unique, extraordinary, managerial and intellectual character, which gives them a peculiar value, the loss of which to the Company cannot be adequately compensated in damages in any action at law,
(ii) that the Company will or would suffer irreparable injury if Employee were to compete with the business of the Company or to solicit employees of the Company in violation of Section V. or VII. of this Agreement, and (iii) that the Company would by reason of such breach or violation of this Agreement be entitled to the remedies of injunction, specific performance and other equitable relief in a court of appropriate jurisdiction. Employee consents to the jurisdiction of a court of equity to enter provisional equitable relief to prevent a breach or anticipatory breach of Section V. or VII. of this Agreement by Employee.

VII.  SOLICITING EMPLOYEES.
      --------------------

     Employee, while he is employed by the Company and for the one year period following termination of his employment, will not directly or indirectly solicit any employee of the Company or of any subsidiary or affiliate of the Company in an executive, managerial, sales or marketing capacity to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or of any subsidiary or affiliate of the Company.

VIII.  CONFIDENTIAL INFORMATION.
       ------------------------

     Employee agrees that during the Stated Term of this Agreement and at all times thereafter (notwithstanding the termination of this Agreement or the expiration of the Stated Term of this Agreement):

     A. Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or Confidential Information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses that are obtained by Employee during his employment by the Company or any of its affiliated companies and that are not or do not become public knowledge (other than by acts by Employee or his representatives in violation of this Agreement).

     For the purposes of this Agreement, "Confidential Information" includes financial information about the Company (including gross profit margins), contract terms with the Company's vendors and others, customer lists and data, trade secrets and such other competitively sensitive information to which Employee has access as a result of his positions with the Company. After termination of Employee's employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and those designated by it.

     B. Employee agrees that all styles, designs, lists, materials, books, files, reports, computer equipment, pharmacy cards, Company automobiles, keys, door opening cards, correspondence, records and other documents ("Company material") used, prepared or made available to Employee, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

IX.  SUCCESSORS.
     ----------

     A. This Agreement is personal to Employee and neither it nor any benefits hereunder shall, without the prior written consent of the Company, be assignable by Employee.

     B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

X.  WAIVER.
    ------

     No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XI.  MODIFICATION.
     ------------

     This Agreement may not be amended or modified other than by a written agreement executed by the Employee and (a) the Chairman of the Board or (b) a duly authorized member of the Board who is not an officer or employee of the Company or a subsidiary of the Company.

XII.  SAVINGS CLAUSE.
      --------------

     If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement that can be given effect without the invalid provisions or applications, and to this end the provisions of this Agreement are declared to be severable.

XIII.  COMPLETE AGREEMENT.
       ------------------

     This Agreement constitutes and contains the entire agreement and understanding concerning Employee's employment and the other subject matters addressed herein between the parties and, as of the Effective Date, supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters of this Agreement, including the Severance Agreement.

XIV.  GOVERNING LAW.
      -------------

     This Agreement shall be deemed to have been executed and delivered within the State of Wisconsin, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Wisconsin without regard to principles of conflict of laws.

XV.  CAPTIONS.
     --------

     The captions of this Agreement are not part of the provisions of this Agreement and shall have no force or effect.

XVI.  COMMUNICATIONS.
      --------------

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered or if mailed by registered or certified mail, postage prepaid, addressed:

     If to Employee, to
     Jeffrey Jones
     4535 Algonquin Trail
     Green Bay, WI  54313

     If to the Company, to
     700 Pilgrim Way
     Box 19060
     Green Bay, WI  54307-9060
     Attention:  Chairman of the Board of Directors

     with a copy to
     Cabot Noble, Inc.
     3000 K St., NW
     Washington, DC  20007
     Attn: Robert Haft

Either party may change the address at which notice shall be given by written notice given in the above manner.

XVII.  ARBITRATION.
       -----------

     Except as otherwise provided in Section VI. of this Agreement, any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter of this Agreement shall at the request of either party be submitted to and settled by arbitration conducted in Green Bay, Wisconsin in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. (S)(S) 1-16). The arbitration of such issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. The arbitrator in such action shall not be authorized to ignore, change, modify, add to or delete from any provision of this Agreement. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall award reasonable expenses (including reimbursement of the assigned arbitration costs and reasonable attorneys' fees) to the prevailing party upon application therefor.

XVIII.  EXECUTION.
        ---------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

XIX.  LEGAL COUNSEL.
      -------------

     In entering this Agreement, the parties represent that they have relied upon the advice of their respective attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

XX.  LIMITATION ON PAYMENTS.
     ----------------------

     A. Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section IV.F.3. hereof, an independent national accounting firm designated by the Company (the "Accounting Firm") shall compute whether there would be any "excess parachute payments" payable to the Employee, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), taking into account the total "parachute payments," within the meaning of Section 280G of the Code, payable to the Employee by the Company or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to the Employee, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to the Employee would not exceed three (3) times the "base amount" as defined in
Section 280G of the Code, less One Dollar ($1.00), or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to the Employee, such lesser amount shall be paid to the Employee. If not reducing the payments hereunder would result in a greater after-tax amount to the Employee, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon the Company and the Employee subject to the application of Section XX.B. hereof.

     B. As a result of the uncertainty in the application of Sections 280G of the Code, it is possible that excess parachute payments will be paid when such payment would result in a lesser after-tax amount to the Employee; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as a loan by the Company to the Employee. The Employee will return the excess to the Company, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Section 4999 of the Code) from the date the Employee received the excess until it is repaid to the Company.

     C. All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to the Employee in the year of receipt of the payments, unless the Employee agrees otherwise.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


SHOPKO STORES, INC.                 Jeffrey Jones



By: __________________________      ______________________________


Its: _________________________